EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

Between

ATLANTIS PLASTICS, INC.
ATLANTIS PLASTICS FILMS, INC.
LINEAR FILMS, INC.

As Seller

and

AEP INDUSTRIES INC.

As Purchaser

Dated as of August 9, 2008

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

i

EXHIBITS

1.01(a)	Form of Assignment of Lease

1.01(b)	Form of Assignment of Transferred Intellectual Property

1.01(c)	Form of Assumption Agreement

1.01(d)	Form of Bill of Sale and Assignment

1.01(e)	Form of Deed

1.01(f)	Form of Deposit Escrow Agreement

2.07(b)	Net Working Capital

5.08	Form of Transition Services Agreement

5.14(b)	Proposed Language for Bidding Procedures

6.01	Current Employees

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 9, 2008 (the “Execution Date”), by and among Atlantis Plastics, Inc., a Delaware corporation (“Parent”), Atlantis Plastics Films, Inc., a Delaware corporation (“AP Films”), and Linear Films, Inc., an Ontario, Canada corporation (“Linear Films”), (“Linear Films”, and jointly and severally with Parent, and AP Films, the “Seller”), and AEP Industries Inc., a Delaware corporation (the “Purchaser”).

WHEREAS, Parent is engaged in the business of manufacturing specialty plastic films and custom molded and extruded plastic products used for storage and transportation, food service, appliance, automotive, commercial and consumer applications at various locations in the United States (the “Parent’s Business”); and

WHEREAS, Seller is engaged in the business of manufacturing specialty plastic films used for storage and transportation, food service, commercial and consumer applications through three business divisions: stretch films, custom films and institutional products, which business divisions operate at facilities in Tulsa, Oklahoma; Nicholasville, Kentucky; Fontana, California; Mankato, Minnesota; and Cartersville, Georgia and receive certain services from Parent’s headquarters in Atlanta, Georgia (such business activity which is conducted at such locations is referred to herein as the “Business”), which, for avoidance of doubt, shall not include any of the businesses commonly referred to as injection molding, building products, profile extrusion or Elkhart businesses; and

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Purchased Assets comprising the Business, and in connection therewith the Purchaser is willing to assume from the Seller all of the Assumed Liabilities, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, because the Purchase Price for the Purchased Assets, together with the purchase price for the remaining assets of Parent’s Business, are insufficient to satisfy the obligations of Parent and its Subsidiaries to all of their creditors, Parent and its Subsidiaries have concluded that, promptly after the Execution Date, Parent and its Subsidiaries will file cases (the “Bankruptcy Cases”) in the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division (the “Bankruptcy Court”) pursuant to Chapter 11 of the Title 11 of the United States Code (the “Bankruptcy Code”); and

WHEREAS, Seller and Purchaser desire to effect the purchase and sale transaction hereunder in the manner and subject to the terms and conditions set forth in this Agreement, the Sale Order and in accordance with sections 105, 363, 365 and 1146 and other applicable provisions of the Bankruptcy Code; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01             Certain Defined Terms.  For purposes of this Agreement:

“Acquired Contracts” means all contracts, licenses, agreements, leases, subleases, supply contracts, purchase orders, sales orders and instruments primarily used or held for use in the operation or conduct of the Business, whether written or oral, and including all amendments, renewals, extensions or modifications thereof; provided, that except for the Ancillary Agreements, “Acquired Contracts” solely between Parent or its non-Seller Affiliates, on the one hand, and Seller, on the other hand shall be deemed Excluded Contracts; provided, further, that “Acquired Contracts” shall exclude the Excluded Contracts.

“Active Business Employees” means those employees of the Business who, at Closing, are actively working for the Business or are on short-term approved leaves of absence, including vacation, personal, or medical leave, and any other employees of the Business who the Purchaser or Seller has a legal obligation, as of the Closing, to rehire.

“Action” means any Claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any arbitrator or Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under Common Control with, such specified Person.

“Ancillary Agreements” means the Bill of Sale, the Deeds, the Assignments of Leases, the Assignment of Transferred Intellectual Property, the Transition Services Agreement, the Assumption Agreement, the Deposit Escrow Agreement, the Working Capital Escrow Agreement, and the Intellectual Property License Agreement and any and all other documents or instruments to be entered into in connection with this Agreement.

“Assignment of Lease” means the Assignment of Lease to be executed by the Seller at the Closing with respect to each parcel of Leased Real Property listed on Section 2.01(a)(i)(B) of the Disclosure Schedule, substantially in the form of Exhibit 1.01(a).

“Assignment of Transferred Intellectual Property” means the Assignment of Transferred Intellectual Property to be executed by the Seller at the Closing, substantially in the form of Exhibit 1.01(b).

“Assumption Agreement” means the Assumption Agreement to be executed by the Purchaser and the Seller at the Closing, substantially in the form of Exhibit 1.01(c).

“Avoidance Actions” means any and all actions which a trustee, a debtor-in-possession or other appropriate party in interest may assert on behalf of the Estate under possession or other appropriate party in interest may assert on behalf of the Estate under applicable state statute or

Chapter 5 of Bankruptcy Code, including actions under one or more provisions of sections 542, 543, 544, 545, 546, 547, 548, 549, 550, 551 and 553.

“Bidding Procedures Order” means an order of the Bankruptcy Court that approves, inter alia, bidding and auction procedures to be followed by the Seller and all potential bidders for the Purchased Assets that are consistent with the terms of this Agreement.

“Bill of Sale” means the Bill of Sale and Assignment to be executed by the Seller at the Closing, substantially in the form of Exhibit 1.01(d).

“Bond Liabilities” means, with respect to the Bonds, any and all of (i) the outstanding principal and accrued and unpaid interest on the Bonds as of Closing, (ii) any transfer fees/expenses required by a Government Authority for the assignment of the Bonds to Purchaser, and (iii) all post-Closing Liabilities associated with the Bonds and any loan agreement, credit agreement other agreement related thereto.

“Bonds” means the $3,500,000 Revenue Bonds (Atlantis Plastic Films, Inc. Project, Series 2005) issued by the Development Authority of Cartersville, Georgia dated as of November 1, 2005, and the $4,100,000 Revenue Bonds (Atlantis Plastic Films, Inc. Project, Series 2007) issued by the City of Mankato, Minnesota dated as of January 1, 2007.

“Business Day” means any day that is not a Saturday, a Sunday or a banking holiday on which banks in the States of Georgia or New York are closed for business.

“Business Records” means all books, records, ledgers, and files or other similar information located at the Real Property or primarily used or held for use in the operation or conduct of the Business, including price lists, customer lists, vendor lists, mailing lists, warranty information, invoices, shipping records, catalogs, sales promotion literature, advertising materials, brochures, historical financial, accounting, Tax and operating records, standard forms of documents, manuals of operations or business procedures, research materials, product designs and drawings, and product testing reports.

“Claims” means all rights, claims, causes of action, defenses, debts, demands, damages, offset rights, setoff rights, recoupment rights, obligations, and liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto.

“COBRA” means Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” (including the terms “Controlled by” and “under Common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.

“Deed” means, with respect to each parcel of Owned Real Property, the instrument of conveyance customary to the applicable jurisdiction to be executed by the Seller at the Closing in order to convey to the Purchaser the Seller’s interest, if any, in such parcel of Owned Real Property, substantially in the form of Exhibit 1.01(e), which conveyance shall be subject only to the Permitted Encumbrances and matters set forth on Exhibit B to the Deeds, exclusive of all items which are discharged or cleared by the Sale Order.

“Deposit” means an amount of cash equal to Six Million Ninety Thousand Dollars ($6,090,000) to be tendered in escrow pursuant to the Deposit Escrow Agreement to be applied to the Purchase Price at Closing.

“Deposit Escrow Agreement” means that certain escrow agreement among Seller, Purchaser, and the escrow agent, governing the deposit and release of the Deposit substantially in the form of Exhibit 1.01(f).

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the Execution Date delivered by the Seller to the Purchaser in connection with this Agreement.

“Employee Benefit Plans” means all employee benefit plans as defined in section 3(3) of ERISA, all employment, compensation, pay, fringe benefit, welfare, medical, dental, life insurance, severance pay, salary continuation, bonus, incentive, equity or phantom equity, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and all other employee benefit plans, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated, and whether or not subject to ERISA) and any trust, escrow or similar agreement related thereto, whether or not funded.

“Encumbrance” means any security interest, pledge, hypothecation, assignment, right of first or last refusal, option to purchase, mortgage, deed of trust, encumbrance (including any easement, charges, encroachment, covenant, restriction, right of way, and defect in title), charge, or lien (statutory or other), including as such terms, if any, are defined in the Bankruptcy Code.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, regulation, common law, rule, code, order, consent decree or judgment relating to health, safety, or pollution or protection of the environment.

“Environmental Liability” means any claim, demand, order, suit, obligation, liability, cost (including the cost of any investigation, testing, compliance or remedial action), consequential damages, loss or expense (including reasonable and incurred attorney’s and consultant’s fees and expenses) arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter or condition, including natural resources, and related in any way to the Purchased Assets or to this Agreement or its subject matter.

“Environmental Permits” means any Permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Action of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c) (m) or (o) of the Code or Section 4001(b)(1) of ERISA, or that is a member of the same “controlled group” with Seller pursuant to Section 4001(a)(1) of ERISA.

“Escrow Funds” means the Deposit and the Working Capital Escrow Funds.

“Estate” means, with respect to Seller, the estate created pursuant to section 541 of the Bankruptcy Code.

“Executory Contract” means those Acquired Contracts that constitute an “executory contract” or “unexpired lease” as such terms are used in Section 365 of the Bankruptcy Code as of the Closing Date.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means the Seller’s right, title and interest to all intangible property rights of any kind and nature, whether or not protectable, used in or held for use in connection with, or related to or arising from, the conduct or operation of the Business as currently conducted and as conducted as the Closing Date, including (a) patents and patent applications (including all provisional, divisional, continuations, continuations-in-part, reissues, renewals, extensions and re-examinations), (b) trademarks (including common law trademarks), service marks, assumed names, trade names, trade dress, logos, slogans, and domain names, together with the goodwill associated therewith, (c) copyrights, including copyrights in computer software, (d) confidential and proprietary information, including inventions, trade secrets, formulae, models, methodologies, practices, methods, and know-how, and (e) registrations and applications for registration of the foregoing.

“Intellectual Property License Agreement” means the Intellectual Property License Agreement to be executed between the Seller and the Purchaser (or their designees) at the Closing, in the form agreed to by Seller and the Purchaser.

“Inventories” means all inventory owned by Seller and either (i) located at the Real Property or (ii) not located at the Real Property (including in-transit inventory and inventory on consignment), but primarily used or held for use by Seller in the operation or conduct of the Business, including in each case, merchandise, finished goods, Supplies, work in progress and raw materials and any rights of Seller to the warranties (express or implied) received from suppliers and any related Claims with respect to such Inventory.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Real Property” means the Real Property leased by the Seller, as tenant, to the extent primarily used or held for use in the operation or conduct of the Business, together with, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, losses, Claims, damages, costs, expenses, demands, fines, judgments, penalties, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Material Adverse Effect” means any event, change, condition, development or effect that individually or in the aggregate, with all other events, changes, conditions, developments and effects, is or is reasonably likely to be materially adverse to (i) the Purchased Assets or the operations, results of operations or condition (financial or otherwise) of the Business taken as a whole or (ii) the ability of the Seller to perform its obligations under this Agreement; provided, however, that none of the following shall be deemed in and of itself, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) events, circumstances, changes or effects that generally affect the plastic films manufacturing industry (including legal and regulatory changes) to the extent related to stretch films, custom films and institutional products, (b) economic or political conditions in the United States or the economy generally prevailing in the localities in which the Business is conducted, or events, circumstances, changes or effects affecting the U.S. securities markets generally, (c) events or circumstances that directly result from, and occur in close proximity in time from, the announcement of this Agreement or the initial filing of the Bankruptcy Case (but excluding any loss of customers, employees, distributors or suppliers, that individually or in the aggregate, with all other events, changes, conditions, developments and effects, is or is reasonably likely to be materially adverse to (i) the Purchased Assets or the operations, results of operations or condition (financial or otherwise) of the Business taken as a whole or (ii) the ability of the Seller to perform its obligations under this Agreement, unless Purchaser’s actions directly caused the loss of such customer, employee, distributor or supplier), (d) events or circumstances that directly result from any action taken pursuant to, or in accordance with, this Agreement or at the request of the Purchaser, (e) any reduction in the price of services or products offered by the Business in response to the reduction in price of comparable services or products offered by a competitor, and (f) any failure to meet any financial projections or forecasts ending on or after the date of this Agreement; provided, that in the case of (a), (b) or (e), the effect on the Business is not materially disproportionate to the effect on similarly situated Persons in the plastic films manufacturing industry.

“Owned Real Property” means the Real Property in which the Seller has fee title (or equivalent) interest to the extent primarily used or held for use in the operation or conduct of the Business, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permits” means any license, permit, waivers, authorization, approval, certificate of authority, qualification or similar document or authority, including any Environmental Permits, that has been issued or granted by any Governmental Authority under applicable Law, that is used in or held for use in the operation or conduct of the Business as currently conducted or related to the Real Property.

“Permitted Encumbrances” means, (a) statutory liens for current Taxes not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’ and landlords’ liens arising or incurred in the ordinary course of business for sums not yet due and payable, and (c) to the extent that such Encumbrances, individually or in the aggregate, do not materially interfere with the conduct or operation of the Business or with the use or ownership of the Purchased Assets, or do not materially and adversely affect the value of the Purchased Assets, (i) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, (ii) with respect to Real Property, all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and other similar matters of record set forth in any state, local or municipal franchise under which the Business is conducted, (iii) with respect to Real Property, minor defects of title, restrictions and other similar charges or encumbrances, and (iv) matters which would be disclosed by an accurate survey or inspection of the Real Property.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Petition” means the filing which commences the Bankruptcy Case.

“Petition Date” means the date on which the Bankruptcy Case is commenced.

“Product Liabilities” means, with respect to any products designed, manufactured, tested, marketed, or distributed by Seller relating to the Business or the Purchased Assets but sold prior to Closing, all Liabilities resulting from actual or alleged harm, injury, damage or death to persons, property or business, irrespective of the legal theory asserted from such products sold prior to Closing.

“Property Taxes” means real and personal ad valorem property Taxes.

“Purchase Price Bank Account” means a bank account in the United States to be designated by the Seller in a written notice to the Purchaser at least five Business Days before the Closing.

“Real Property” means the Owned Real Property, the Leased Real Property, and all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, billed and unbilled, including customers, as well as rights of payments arising from sales of consigned inventory, arising primarily out of or related to the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon, but excluding any amounts owed by any of Seller’s Affiliates.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Sale” means the sale, assignment and conveyance of the Purchased Assets from Seller to Purchaser in accordance with this Agreement.

“Sale Order” shall mean an order, entered by the Bankruptcy Court, that substantially incorporates the provisions below and otherwise in form and substance agreed upon by Seller and Purchaser, which, among other things, shall:

(a)           contain a finding pursuant to Section 363(m) of the Bankruptcy Code to the effect that Purchaser is a “good faith” purchaser and authorize the Sale of the  Purchased Assets, pursuant to the terms and conditions of this Agreement and Sections 363(b) and (f) and 365 of the Bankruptcy Code and to the extent, if any, necessary, Section 105 of the Bankruptcy Code, free and clear of all Claims (including Excluded Liabilities) and Encumbrances (other than (i) Permitted Encumbrances, and (ii) the Assumed Liabilities);

(b)           to the extent provided in this Agreement, approve and direct (i) the assumption of all of the Acquired Contracts by Seller, as debtor in possession, (ii) the assignment of all of the Acquired Contracts to Purchaser, (iii) except to the extent

Section 365 of the Bankruptcy Code permits the non-cure of non-payment defaults, the cure by Seller of any non-payment defaults under any of the Acquired Contracts, and (iv) the establishment of the Cure Costs therefor and to authorize and require payment by Purchasers of all Cure Costs on or before Closing pursuant to Sections 365(a), (b), (c), (f) and (k) of the Bankruptcy Code and Section 2.02(a) of this Agreement;

(c)           provide that the assumption by the Seller and assignment to the Purchaser of the Acquired Contracts shall not render the Acquired Contracts unenforceable, nor cause an event of default thereunder, on account of such assumption and assignment;

(d)           provide that after the Petition Date the Bankruptcy Court shall have and retain jurisdiction to resolve any controversy or claim arising out of or relating to the Agreement or breach thereof; and

(e)           authorize and direct Seller to make all payments provided for by this Agreement and the Disclosure Schedules on the dates that Seller is obligated to make such payments.

“Seller’s Knowledge”, “Knowledge of the Seller” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge, after reasonable due inquiry, of any of Bud Philbrook, Paul Saari, Kevin Monroe, Kevin Keneally, John Iacobucci and Brad Bastion.

“Supplies” means all supplies, items and materials (including spare parts) owned by Seller and primarily used or held for use in the operation or conduct of the Business or located at the Real Property.

“Tax” or “Taxes” means any and all taxes, assessments and charges of any kind imposed by any Governmental Authority, including income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, capital, franchise, withholding, payroll, employment, withholding, excise, and property taxes, together with any interest, penalties or additions to tax imposed with respect thereto.

“Tax Returns” means any and all returns, reports and forms (including, elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with respect to Taxes.

“Title Company” means Land America Financial Group, Inc. (Troy, Michigan) or such other title insurance company reasonably acceptable to Purchaser.

“Trade Accounts Payable and Other Accrued Operating Expenses” means all trade accounts payable and accrued operating expenses of the Seller, only to the extent primarily related to the Business, accrued in the ordinary course of business and to the extent taken into account for purposes of determining Net Working Capital.

“Transferred Intellectual Property” means all Intellectual Property owned by the Seller used in or held for use in the Business.

“Transferred IP License Agreements” means all (i) licenses of Intellectual Property to the Seller, and (ii) licenses of Intellectual Property by the Seller to third parties, in each case, that are related to or used in the Business or arising from or in connection with the Purchased Assets.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Working Capital Escrow Agreement” means that certain escrow agreement among Seller, Purchaser, and the escrow agent, governing the deposit and release of the escrow contemplated in Section 2.07(c).

SECTION 1.02          Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Adjustment Report”	2.08(c)
“Agreement”	Preamble
“Allocation”	2.03(c)
“Alternative Transaction”	5.14(a)
“AP Films”	Preamble
“Appraisals”	5.02(c)
“Assumed Liabilities”	2.02(a)
“Bankruptcy Cases”	Recitals
“Bankruptcy Code”	Recitals
“Bankruptcy Court”	Recitals
“Base Purchase Price”	2.03(b)
“Bidding Procedures”	5.14(b)
“Break Up Fee”	5.14(d)
“Business”	Recitals
“Closing”	2.04
“Closing Certificate”	2.08(a)
“Closing Date”	2.04
“Closing Net Working Capital”	2.08(a)
“Closing Purchase Price”	2.03(b)
“COBRA Records”	6.03(a)
“Confidentiality Agreement”	5.03(a)
“Cure Costs”	2.02(c)
“Deposit Escrow Funds”	2.03(a)
“Dispute Notice”	2.08(a)
“Estimated Closing Certificate”	2.07(a)
“Estimated Net Working Capital”	2.07(a)
“Excluded Assets”	2.01(b)
“Excluded Contracts”	2.01(b)(vii)
“Excluded Liabilities”	2.02(b)

“Execution Date”	Preamble
“Existing Stock”	5.05(b)
“Expense Reimbursement”	5.14(e)
“FA”	2.03(c)
“Final Net Working Capital”	2.08(a)
“Financial Statements”	3.04(a)
“HRA”	6.03(c)
“Included Avoidance Actions”	2.01(a)(xiii)
“Independent Accounting Firm”	2.08(b)
“Interim Financial Statements”	3.04(a)
“Internal Controls”	3.04(e)
“Linear Films”	Preamble
“Material Contracts”	3.14(a)
“Motor Vehicles”	2.01(a)(v)
“M&A Qualified Beneficiaries”	6.03(a)
“Net Working Capital”	2.07(b)
“Parent”	Preamble
“Parent’s Business”	Recitals
“Plans”	3.12(a)(iv)
“Pliant Agreement”	5.09(b)
“Purchase Price”	2.03(b)
“Purchased Assets”	2.01(a)
“Purchaser”	Preamble
“Reports”	3.08(a)(vi)
“Retained Names and Marks”	5.05(a)
“Review Period”	2.08(a)
“Seller”	Preamble
“Seller Benefit Plans”	2.01(b)(viii)
“Seller Controlled Group”	2.01(b)(viii)
“Severance Benefit”	6.05(a)
“Subsidiaries”	3.01(b)
“Target Net Working Capital”	2.07(a)
“Transferred Employee”	6.01(b)
“Transition Services Agreement”	5.08
“Transition Services Employees”	6.03(a)
“Transition Service Employee Coverage”	6.03(c)
“Updated Financial Statements”	5.02(b)
“Undisputed Amount”	2.08(a)
“Working Capital Escrow Funds”	2.07(c)

SECTION 1.03          Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)            the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           references to a Person are also to its successors and permitted assigns; and

(h)           the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01          Purchase and Sale of Assets.

(a)                                  Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Seller’s right, title and interest in and to the Purchased Assets, free and clear of any Claims and Encumbrances (other than Permitted Encumbrances), to the fullest extent permitted by the Bankruptcy Code.  For purposes of this Agreement, “Purchased Assets” means Seller’s right, title and interest in all assets, properties and rights primarily used or held for use by Seller in the operation or conduct of the Business and all assets and properties located at the Real Property, including all assets, properties and rights set forth or described in (i) — (xiv) below, whether tangible or intangible, real, personal or mixed (except, in each case, for the Excluded Assets) and whether or not such assets, properties or rights have any value for accounting purposes:

                                                (i)                                     the Owned Real Property, as listed on Section 2.01(a)(i)(A) of the Disclosure Schedule, and all rights in respect of the Leased Real Property, as listed on Section 2.01(a)(i)(B) of the Disclosure Schedule;

                                                (ii)                                  the furniture, fixtures, Supplies, machinery, and equipment and other tangible property located at the Real Property and owned by the Seller primarily for use in the operation or conduct of the Business, together with Seller’s right, title and interest to any leases of tangible property located at the Real Property and owned by the Seller primarily for use in the operation or conduct of the Business, as listed on Section 2.01(a)(ii) of the Disclosure Schedule;

                                                (iii)                               the Acquired Contracts as listed on Section 2.01(a)(iii) of the Disclosure Schedule.  At any time prior to the date which is three Business Days prior to the date scheduled by the Bankruptcy Court for the Sale Order hearing, Purchaser, in its sole discretion by written notice to Seller, may elect to exclude any Executory Contract (including the Bonds) as an Acquired Contract, in which case such Executory Contract shall no longer be deemed an “Acquired Contract” and shall constitute an “Excluded Contract” under this Agreement;

                                                (iv)                              the Inventories, as listed on Section 2.01(a)(iv) of the Disclosure Schedule;

                                                (v)                                 all owned cars, trucks, forklifts, railcars, other industrial vehicles and other motor vehicles located at the Real Property or primarily used or held for use in the operation or conduct of the Business (“Motor Vehicles”), together with Seller’s right, title and interest to any leases of Motor Vehicles, as listed on Section 2.01(a)(v) of the Disclosure Schedule;

                                                (vi)                              the Receivables;

                                                (vii)                           the Business Records (provided that Seller is permitted access to such Business Records as set forth in Section 5.10 below);

                                                (viii)                        the goodwill associated with the Business or the Purchased Assets;

                                                (ix)                                the Intellectual Property, including the Transferred IP License Agreements (to the extent transferable under applicable Law);

                                                (x)                                   all Permits (to the extent transferable under applicable Law), as listed on Section 2.01(a)(x) of the Disclosure Schedule;

                                                (xi)                                to the extent taken into account in the Net Working Capital calculations on Exhibit 2.07(b) attached hereto, any rights to any refund of Taxes, credits or similar benefits attributable to Taxes of Seller;

                                                (xii)                             to the extent taken into account in the Net Working Capital calculations on Exhibit 2.07(b) attached hereto, any utility and security deposits, warranties, prepaid expenses and insurance premiums, credits, orders, claims for refunds, rights of recovery and indemnification, and rights to offset in respect thereof, as listed on Section 2.01(a)(xii) of the Disclosure Schedule;

                                                (xiii)                          the Avoidance Actions in respect of the Acquired Contracts (the “Included Avoidance Actions”); and

                                                (xiv)                         (a) any and all rights of any nature with respect to all current insurance policies of the Seller, including all insurance recoveries thereunder and rights to assert Claims with respect to any such insurance recoveries, (b) any and all warranties, claims for refunds, rights of recovery and indemnification, in each case, the basis for which arises solely with respect to any event, circumstance or occurrence in connection with a Purchased Asset, from June 30, 2008 through the Closing Date.

                                                (b)                                 Excluded Assets.  Notwithstanding anything in Section 2.01(a) to the contrary, the Seller shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to the Purchaser, and the Purchaser shall not purchase, and the Purchased Assets shall not include, the Seller’s right title and interest to any assets of the Seller not expressly included in the Purchased Assets (the “Excluded Assets”), including, but not limited to:

                                                (i)            the Purchase Price Bank Account;

                                                (ii)                                  all of Seller’s interest in any letters of credit issued by any Person at the request or for the benefit of Seller, including, without limitation, the letters of credit described on Section 2.01(b)(ii) of the Disclosure Schedule, and any proceeds or return of fees in connection therewith, cash and cash equivalents, securities, and negotiable instruments of the Seller on hand, in lock boxes, in financial institutions or elsewhere, including all cash residing in any collateral cash account securing any indebtedness obligation or contingent obligation of the Seller or any Affiliate;

                                                (iii)                               to the extent not set forth in the Net Working Capital calculations on Exhibit 2.07(b) attached hereto, any rights to Tax refunds, credits or similar benefits attributable to Taxes of Seller;

                                                (iv)                              the company seal, minute books, charter documents, stock or equity record books and such other books and records as pertain to the organization, existence or capitalization of the Seller, as well as any other records or materials relating to the Seller, Parent and its Subsidiaries that are not Business Records (except to the extent contained within computer hardware that is Purchased Assets);

                                                (v)                                 the Retained Names and Marks;

                                                (vi)                              any asset of Seller that otherwise would constitute a Purchased Asset but for the fact that it is conveyed, leased or otherwise disposed of, in the ordinary course of Seller’s business, consistent with the terms of this Agreement and any post-petition credit agreement, during the time from the Execution Date until the Closing Date;

                                                (vii)                           all contracts that are not Acquired Contracts (“Excluded Contracts”);

                                                (viii)                        all Employee Benefit Plans currently or previously sponsored or maintained by Seller or any of Seller’s ERISA Affiliates (collectively, the “Seller Controlled Group”) or their respective predecessors or with respect to which the Sellers Controlled Group or their respective predecessors has made or is required to make payments, transfers or contributions in respect of any present or former employees, directors, officers, shareholders, consultants or independent contractors of Seller or any of the Seller’s ERISA Affiliates or their respective predecessors (collectively, the “Seller Benefit Plans”), and all insurance policies, fiduciary liability policies, benefit administration contracts, actuarial contracts, trusts, escrows, surety bonds, letters of credit and other contracts primarily relating to any Seller Benefit Plan;

                                                (ix)                                all rights of the Seller under this Agreement and the Ancillary Agreements;

                                                (x)                                   Tax Returns of the Seller, other than those relating primarily to the Purchased Assets or the Business;

                                                (xi)                                except as specified in Sections 2.01(a)(xii) and (a)(xiv), all current and prior insurance policies of the Seller and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

                                                (xii)                             the Avoidance Actions, other than Included Avoidance Actions;

                                                (xiii)                          the computer equipment, servers, operations and accounting software, and such other back-office services owned or leased by Parent and used to provide corporate operational support for Parent’s Business, other than as set forth on any section of Section 2.01(a) of the Disclosure Schedule or as may be offered and identified pursuant to the terms and conditions of a Transition Services Agreement among Seller and Purchaser and their appropriate Affiliates as set forth on Section 2.01(b)(xiii) of the Disclosure Schedule;

                                                (xiv)                         any right, property or asset that would otherwise be a Purchased Asset but is not permitted to be transferred in accordance with applicable Law; and

                                                (xv)         except as specified in Sections 2.01(a)(xii) and (a)(xiv) and except to the extent set forth in the Net Working Capital calculations on Exhibit 2.07(b) attached hereto, any post-Petition utility and security deposits, warranties, prepaid expenses and insurance premiums, credits, orders, claims for refunds, rights of recovery and indemnification, and rights to offset in respect thereof; and

                                                (xvi)                         any right, property or asset that is listed or described in Section 2.01(b)(xvi) of the Disclosure Schedule.

SECTION 2.02          Assumption and Exclusion of Liabilities.

                                                (a)           Assumed Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall, by executing and delivering, at the Closing, the Assumption Agreement, assume, and agree to pay, perform and discharge when due, only those liabilities and obligations of Seller set forth in paragraphs (i) — (vii) below (the “Assumed Liabilities”):

                                                (i)            Trade Accounts Payable and Other Accrued Operating Expenses, to the extent taken into account in the Net Working Capital calculations on Exhibit 2.07(b) attached hereto;

                                                (ii)           all Liabilities arising on or after the Closing Date under the Acquired Contracts, Permits and such other contracts assumed by the Purchaser under Section 2.01(a) hereof; provided, however, Purchaser shall not assume or agree to pay, discharge or perform any Liabilities arising out of any breach by Seller of any provision of any contract or Permit, including Liability for breach, misfeasance or under any other theory relating to Seller’s conduct prior to Closing;

                                                (iii)          all Liabilities for product warranty service claims relating to products of the Business manufactured by Purchaser following the Closing Date;

                                                (iv)          to the extent taken into account in the Net Working Capital calculations on Exhibit 2.07(b) attached hereto, any Taxes of Seller which are taken into account for purposes of determining Net Working Capital;

                                                (v)           to the extent taken into account in the Net Working Capital calculations on Exhibit 2.07(b) attached hereto, all Liabilities related to any and all vacation, sick leave and medical insurance claims of the Transferred Employees and the WARN Act, to the extent specified in Section 6.01(b);

                                                (vi)          the Bond Liabilities;

                                                (vii)         to the extent taken into account in the Net Working Capital calculations on Exhibit 2.07(b) attached hereto, all returns and customer allowances related to the post-Petition, Pre-Closing Period; and

                                                (viii)        such other Liabilities set forth in Section 6.03 and 6.05 of this Agreement.

                                                (b)                                 Excluded Liabilities.  Notwithstanding any provisions of this Agreement to the contrary, other than the Assumed Liabilities, Purchaser shall not assume or in any way be liable or responsible for, any Liabilities whatsoever (including Liabilities relating to the conduct or operation of the Business or to the Purchased Assets and the use thereof at any time on or prior to the Closing Date), whether relating to or arising out of the Business or the Purchased Assets or otherwise, whether direct or indirect, known or unknown, fixed or contingent or otherwise, liquidated, due or to become due (the “Excluded Liabilities”). In furtherance of the foregoing and not in limitation thereof, except for the Assumed Liabilities, in no event shall Purchaser be liable or responsible for:

                                                (i)            all Taxes, except Taxes taken into account in the Net Working Capital calculations on Exhibit 2.07(b) attached hereto;

                                                (ii)           all Liabilities relating to or arising out of the Excluded Assets, whether before, on or after the Closing;

                                                (iii)          the Seller’s obligations under this Agreement and the Ancillary Agreements;

                                                (iv)          all Environmental Liabilities to the extent that they arise out of or relate to the ownership or operation of the Business, the leasing, ownership or operation of the Real Property or any of the other Purchased Assets, in each case to the extent involving or relating to facts, events or circumstances arising or occurring on or prior to the Closing Date, no matter when raised;

                                                (v)           All Liabilities that arise (whether under the Acquired Contracts, Permits or otherwise) with respect to the Business or the Purchased Assets or the use of the Purchased Assets on or prior to the Closing Date, or are to be observed, paid, discharged or performed on or prior to the Closing Date (other than Liabilities in this Section 2.02(b)(v) to the extent taken into account in the Net Working Capital calculations on Exhibit 2.07(b) attached hereto);

                                                (vi)          All Products Liabilities and all other Liabilities arising out of or relating to (a) the manufacture and sale of products manufactured or sold by Seller or an Affiliate on or prior to the Closing, (b) warranty claims arising out of or related to products manufactured or sold by Seller or an Affiliate on or prior to the Closing Date, and (c) any other claims arising out of or related to the use of products manufactured or sold by Seller or an Affiliate on or prior to the Closing Date;

                                                (vii)         Except for the Bond Liabilities (only to the extent the related Bonds are assigned to Purchaser at Closing), all Liabilities associated with notes, loan agreements, credit agreements, bonds, indentures, hedging obligations and similar debt instruments or evidence of indebtedness for borrowing money and guarantees of Seller or an Affiliate, in each case, including any interest on or fees, expenses or costs with respect thereto;

                                                (viii)        All Liabilities related to any employee or former employee of Seller or an Affiliate, including under the WARN Act (except as specified in

Section 6.01(b))or as the immediate result of the consummation of the transactions contemplated by this Agreement; provided, however, with respect to Transferred Employees, all such Liability shall be Excluded Liabilities only to the extent (a) incurred or accrued for periods on or prior to the Closing Date, and (b) such Liabilities are not taken into account for purposes of determining Net Working Capital as set forth in the Net Working Capital calculations on Exhibit 2.07(b) attached hereto; and

                                                (ix)           all Liabilities of Seller or an Affiliate under any collective bargaining agreement, agreement with any labor union, employment agreement or severance agreement.

                                                (c)                                  Cure Costs.  To the extent any amount is required to be paid to cure any monetary defaults which exist as of the Closing Date with respect to any of the Acquired Contracts, Permits to the extent assignable under applicable Law, or other contracts subject to the Assumption Agreement, Seller shall cure such monetary defaults at or prior to the Closing to the extent such cure is required by Section 365 of the Bankruptcy Code (any such amounts paid to cure any such defaults, being referred to the “Cure Costs”).  Section 2.02(c) of the Disclosure Schedule sets forth the Cure Costs that Seller reasonably believes due and payable.  If, following the Execution Date, Purchaser determines to assume any contract or agreement that is specified herein as an Excluded Asset as of the Execution Date, Purchaser shall be required to cure all monetary defaults, solely with respect to such newly assumed contracts or agreements, at or prior to the Closing to the extent such cure is required by Section 365 of the Bankruptcy Code .

SECTION 2.03          Purchase Price.

                                                (a)                                  Deposit.  Upon the earlier of (i) the entry of an order by the Bankruptcy Court approving the Deposit Escrow Agreement or (ii) the entry of the Bidding Procedures Order, the Purchaser shall deliver to the escrow agent, who is party to that certain Deposit Escrow Agreement, an amount equal to the Deposit to be held in an interest bearing account (collectively, the “Deposit Escrow Funds”).  The Seller shall have no right, title or interest in and to the Deposit unless and until such time as the Bankruptcy Court enters the Bidding Procedures Order.   The parties hereby agree, and the Deposit Escrow Agreement shall provide, that the escrow agent will immediately disburse the Deposit to the Purchaser if the Purchaser notifies such escrow agent in writing that either (i) any Person (including, but not limited, to any creditor, creditors’ committee, or representative of the Office of the United States Trustee) has moved any court for reconsideration or rehearing of the deposit escrow order, or (ii) any Person has filed a notice of appeal with respect to the deposit escrow order.  If the Deposit Escrow Funds are disbursed to the Purchaser pursuant to the preceding sentence, upon entry of the Bidding Procedures Order and written notice of such event by Seller to Purchaser, the Purchaser shall redeposit the Deposit Escrow Funds with the escrow agent within one Business Day of such written notice.  Upon the earlier of (i) the entry of an order by the Bankruptcy Court approving the Deposit Escrow Agreement or (ii) the

Bankruptcy Court’s entry of the Bidding Procedures Order, the parties irrevocably elect, as the sole judicial forum for the adjudication of any matters arising under or in connection with the Deposit Escrow Agreement and the Deposit Escrow Funds, and consent to the exclusive jurisdiction of, the Bankruptcy Court.  The Deposit will be (i) payable to Seller at the Closing and applied to the Base Purchase Price, or (ii) disbursed subject to the Bidding Procedures Order and the Deposit Escrow Agreement.

                                                (b)           Closing Purchase Price.  For purposes of this Agreement, the “Base Purchase Price” shall mean Eighty-Seven Million Dollars ($87,000,000.00).  At Closing, the Purchaser shall deliver to Seller, by wire transfer in immediately available funds, an amount equal to (i) the Base Purchase Price (as adjusted pursuant to Sections 2.07, 5.11 and 5.12); less (ii) all principal, interest and assignment costs attributable to the Bonds (to the extent the obligations under the Bonds are assumed by Purchaser), and (iii) the Escrow Funds (“Closing Purchase Price”).  If one or more of the Bonds are not assigned to Purchaser at Closing, then there shall be no reduction in the Base Purchase Price paid in cash at Closing with respect to the non-assigned Bond for purposes of this Section 2.03(b).  The Closing Purchase Price shall be subject to further adjustment as set forth in Section 2.08 below (as so adjusted, plus the Escrow Funds to the extent payable or paid to Seller, the “Purchase Price”).

                                                (c)           Allocation.  The sum of the Purchase Price and any other relevant items, including the Assumed Liabilities, shall be allocated among the Purchased Assets as the Purchaser shall reasonably determine and communicate to Seller within ninety (90) days following the Closing (the “Allocation”), provided however, the Purchaser and the Seller agree that the amount allocated to the tangible personal property located in California and Georgia other than Inventories, (“FA”) shall be as close to the adjusted basis (for federal income tax purposes) of the FA on the Closing Date, as Purchaser’s auditors determine to be consistent with the requirements of GAAP.  If the Purchase Price is adjusted after Closing, the Allocation shall also be adjusted by the Purchaser within ten (10) Business Days of such Purchase Price adjustment.  To the extent permitted by the Code or other applicable tax law, any adjustments to the Purchase Price shall be allocated, to the extent possible, to the classes of assets that were the subject of the adjustments to the Purchase Price, subject to the agreement herein with respect to FA. The parties agree to abide by such allocation for all Tax purposes, and shall take no position on any Tax return inconsistent with such allocation.  Without limiting the foregoing, each of the Seller and Purchaser shall file IRS Form 8594 in manner consistent with such allocation.

                                                (d)           Escrow Agent.  The fees, costs and expenses of the escrow agent under the Deposit Escrow Agreement and the Working Capital Escrow Agreement, and all other fees, costs and expenses related thereto, shall be borne by Seller and Purchaser in equal proportion.

SECTION 2.04          Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Greenberg Traurig, LLP, 3290 Northside Parkway, Suite 400, Atlanta, Georgia  30327 at 10:00 A.M. Atlanta time on the third Business Day following the satisfaction or waiver of all of the conditions specified in Article VII or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the “Closing Date”).  All acts and deliveries pursuant to Sections 2.05 and 2.06 shall be deemed to occur contemporaneously on the occurrence of the last act or delivery and none of such acts or deliveries shall be effective until the last of the same has occurred.

SECTION 2.05             Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

                                                (a)           the Bill of Sale, the Deeds with all required Conveyance Tax stamps affixed (in the form acceptable to the Title Company), each Assignment of Lease, and the Assignment of Transferred Intellectual Property;

                                                (b)           executed counterparts of the Assumption Agreement;

                                                (c)           executed counterparts of each Ancillary Agreement to which the Seller is a party other than the Ancillary Agreements delivered pursuant to Section 2.05(a) and (b);

                                                (d)           a receipt for the Closing Purchase Price;

                                                (e)           a certificate of non-foreign status pursuant to section 1.1445-2(b)(2) of the Regulations;

                                                (f)            any consents, waivers or approvals obtained by Seller with respect to transactions contemplated by this Agreement and the Ancillary Agreements to the extent permitted under the Bankruptcy Code and approved by the Bankruptcy Court;

                                                (g)           an executed copy of the Sale Order;

                                                (h)           a certificate from the Seller, dated the Closing Date, certifying the fulfillment of the conditions set forth in Section 7.02; and

                                                (i)            all such other instruments of assignment, transfer or conveyance as Purchaser may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Purchaser and to put Purchaser in actual possession or control of the Purchased Assets.

SECTION 2.06             Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to the Seller or, with respect to Section 2.06(b), the escrow agent:

                                                (a)           the Closing Purchase Price by wire transfer in immediately available funds to the Purchase Price Bank Account;

                                                (b)           the Working Capital Escrow Funds;

                                                (c)           executed counterparts of the Assumption Agreement, each Assignment of Lease, the Assignment of Transferred Intellectual Property and such other instruments, in form and substance satisfactory to the Seller, as may be requested by the Seller to effect the assumption by the Purchaser of the Assumed Liabilities and to evidence such assumption on the public records;

                                                (d)           a certificate of Purchaser, dated the Closing Date, certifying the fulfillment of the conditions set forth in Section 7.01;

                                                (e)           executed counterparts of each Ancillary Agreement (other than the Ancillary Agreements delivered pursuant to Section 2.06(c)) to which the Purchaser is a party;

                                                (f)            all such other instruments of assignment, transfer or conveyance as Seller may reasonably request or as may be otherwise necessary to evidence and affect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Purchaser and the assumption of the Assumed Liabilities by Purchaser.

SECTION 2.07             Pre-Closing Adjustment of Purchase Price.

                                                (a)           Within five (5) Business Days prior to the Closing, Seller, shall cause to be prepared and delivered to the Purchaser a certificate (the “Estimated Closing Certificate”) reasonably acceptable to Purchaser.  The Estimated Closing Certificate shall be executed by a senior officer of the Seller, dated as of the date of delivery, stating that there has been conducted under the supervision of such senior officer, with the participation of Purchaser as Purchaser deems appropriate (including, without limitation, having a representative at each inventory count and a review of all books and records utilized in preparing the Estimated Closing Certificate), a review of all relevant information and data then available and setting forth the Seller’s estimate of the Net Working Capital (as defined below) of the Seller as of the Closing Date (the “Estimated Net Working Capital”).  The Estimated Net Working Capital shall be determined in accordance with GAAP applied on a basis consistent with the past practices of Seller.  The Base Purchase Price shall be increased by the positive amount by which  the Estimated Net Working Capital exceeds $44,562,000 (the “Target Net Working Capital”), or the Base Purchase Price shall be decreased by the positive amount by which the Target Net Working Capital exceeds the Estimated Net Working Capital.

                                                (b)           For the purposes of this Agreement, including the determination of the Estimated Net Working Capital, the Target Net Working Capital, the Closing Net Working Capital, and the Final Net Working Capital, the term “Net Working Capital” shall have the meaning and will be calculated as set forth on Exhibit 2.07(b) attached hereto.

                                                (c)           At Closing, Purchaser shall tender Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the “Working Capital Escrow Amount”) to be held in escrow in an interest bearing account (collectively with interest, the “Working Capital Escrow Funds”) pursuant to the Working Capital Escrow Agreement.

SECTION 2.08             Post-Closing Purchase Price Adjustment.

                                                (a)           As promptly as practicable, but no later than forty-five (45) days after the Closing Date, the Purchaser will cause to be prepared and delivered to the Seller a certificate (the “Closing Certificate”) signed by a senior officer of the Purchaser setting forth a calculation of the Net Working Capital of the Seller as of the Closing Date (the “Closing Net Working Capital”), which shall be prepared in accordance with GAAP applied on a basis consistent with the past practices of Seller and the principles utilized in preparing the Estimated Net Working Capital.  The Seller will assist the Purchaser in the preparation of the Closing Certificate and will provide the Purchaser and its independent auditors access at all reasonable times to the Seller’s personnel and properties, books, and records for such purpose.  Purchaser and Seller shall be entitled to have a representative present at each respective inventory count.  The Closing Certificate shall present fairly, in all material respects, the Net Working Capital of the Seller as of the close of business on the Closing Date.  The Seller shall have 25 days to review the certificate and accompanying report (the “Review Period”).  The Seller and its accountants shall be provided with customary access to the work papers of the Purchaser’s independent accountants in connection with such review, subject to the execution of customary confidentiality and other undertakings.  If the Seller disagrees in any respect with any item or amount shown or reflected in the Closing Certificate or with the calculation of the Closing Net Working Capital, the Seller may, on or prior to the last day of the Review Period, deliver a notice to the Purchaser setting forth, in reasonable detail, the disputed item or amount and the basis for the Seller’s disagreement therewith (the “Dispute Notice”).  The Dispute Notice shall set forth the Seller’s position as to the proper Closing Net Working Capital. If no Dispute Notice is received by the Purchaser on or prior to the last day of the Review Period, the Closing Certificate shall be deemed accepted by the Seller, whereupon the Closing Net Working Capital reflected on the Closing Certificate shall be deemed to be the “Final Net Working Capital,” and the Purchaser or the Seller, as the case may be, will pay to the other Party the amount owing in accordance with Section 2.08(d) hereof. In the event that the Seller timely delivers a Dispute Notice to the Purchaser, the Purchaser or the Seller, as the case may be, will pay to the other Party any undisputed portion of the amount determined under Section 2.08(d) hereof which would be payable regardless of how the matters set forth in the Dispute Notice are resolved (the “Undisputed Amount”), with interest on such amount accruing as of the Closing Date as determined in Section 2.08(f) hereof.

                                                (b)           For fourteen (14) days after the Purchaser’s receipt of a Dispute Notice, if any, the Parties shall endeavor in good faith to resolve by mutual agreement all matters in the Dispute Notice.  In the event that the Parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such 14-day period, the

Purchaser and the Seller hereby agree that they shall engage Dixon Hughes, PLLC (the “Independent Accounting Firm”) in respect of this Section 2.08, provided that in the event Dixon Hughes, PLLC is unable or unwilling to serve as the Independent Accounting Firm the parties shall agree upon an accounting firm of national reputation as the Independent Accounting Firm.  The Seller and the Purchaser shall submit the disputed matters, as described in the Dispute Notice, together with such arguments as either of them choose to make in connection therewith, in writing to the Independent Accounting Firm within twenty (20) days after the Independent Accounting Firm’s engagement.

                                                (c)           The Seller and the Purchaser shall use their commercially reasonable efforts to cause the Independent Accounting Firm to resolve the disputed matters based upon the materials submitted to it pursuant to the last sentence of Section 2.08(b) hereof within thirty (30) days following the submission of such materials.  The Independent Accounting Firm shall determine, based solely on presentations by the Seller and the Purchaser, and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall render a written report to the Seller and the Purchaser (the “Adjustment Report”) in which the Independent Accounting Firm shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the Closing Certificate solely as to the disputed items and shall determine the appropriate Final Net Working Capital on that basis.  The Adjustment Report shall set forth, in reasonable detail, the Independent Accounting Firm’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Certificate and the Closing Net Working Capital, together with supporting calculations.  In resolving any disputed item, the Independent Accounting Firm (i) shall be bound to the principles of this Section 2.08, (ii) shall limit its review to matters specifically set forth in the Dispute Notice; and (iii) shall not assign a value to any item higher than the highest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party.  All fees and expenses relating to the work of the Independent Accounting Firm shall be borne by the Seller, on the one hand, and by the Purchaser, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm (such inverse proportion for each Party shall be the positive value obtained by each Party by dividing (1) the difference of (A) the amount of the Closing Net Working Capital proposed by such Party and (B) the amount of the Final Net Working Capital established by the Independent Accounting Firm by (2) the difference between (A) the amount of the Closing Net Working Capital proposed by the Seller and (B) the amount of Closing Net Working Capital proposed by the Purchaser), which proportionate allocation will also be determined by the Independent Accounting Firm and be included in the Adjustment Report.  The Adjustment Report, absent fraud or willful misconduct, shall be final and binding upon the Purchaser and the Seller, shall be deemed a final arbitration award that is binding on each of the Purchaser and the Seller, and no Party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce to the Adjustment Report. Judgment may be entered to enforce the Adjustment Report in any court having proper jurisdiction.

                                                (d)           Effective upon the end of the Review Period (if a timely Dispute Notice is not delivered), or upon resolution of an Undisputed Amount, upon the resolution of all matters set forth in the Dispute Notice by mutual agreement of the Parties or by the issuance of the Adjustment Report (if a timely Dispute Notice is delivered), the Closing Purchase Price shall be (i) increased dollar-for-dollar by the amount by which the Final Net Working Capital exceeds the Estimated Net Working Capital, or (ii) decreased dollar-for-dollar by the amount by which the Final Net Working Capital is less than the Estimated Net Working Capital. The aggregate net adjustment paid by Purchaser, or Seller on its behalf by the escrow agent, under this Section 2.08 shall not be more than $2.5 million plus any interest determined in accordance with Section 2.08(e), and in no event shall the amount payable under this Section 2.08 be subject to any offset, defense or counterclaim by the paying Party.  Any adjustment to the Closing Purchase Price pursuant to this Section 2.08 shall be paid by the Purchaser or the Seller, as the case may be, together with interest accruing as of the Closing Date as determined pursuant to Section 2.08(e) below, (1) if a timely Dispute Notice is not delivered, on the fifth (5th) Business Day following the end of the Review Period, or (2) if a timely Dispute Notice is delivered, (A) with respect to Undisputed Amounts paid pursuant to the last sentence of Section 2.08(a), on the fifth (5th) Business Day following the delivery of a Dispute Notice to the Seller, and (B) adjusted for any payment made by the Purchaser or the Seller, as the case may be, as described in the foregoing clause (A), on the fifth (5th) Business Day following the resolution of all matters set forth in the Dispute Notice by mutual agreement of the Parties or on the fifth (5th) Business Day following the date on which the Adjustment Report has been received by the Seller and the Purchaser, whichever is earlier. Any such payment shall be made by wire transfer of immediately available funds to an account or accounts designated by the Purchaser or the Seller, as the case may be, at least two (2) Business Days prior to the applicable payment date.  In accordance with the Working Capital Escrow Agreement, any funds payable by Seller to Purchaser in this Section 2.08 shall be made by the escrow agent to Purchaser.  Any Working Capital Escrow Amount remaining in the related escrow account after any payments are made to Purchaser pursuant to this Section 2.08(d) shall be automatically released by the escrow agent and paid to Seller within three (3) Business Days after the Closing Purchase Price becomes final and binding on the parties.

                                                (e)           Any interest payable pursuant to this Section 2.08 shall be paid at an annual rate equal to the prime rate per annum as quoted in The Wall Street Journal on the Closing Date and shall be calculated on the basis of the actual days elapsed between the Closing Date and the date of payment over three hundred and sixty (360) days.  Any interest payable pursuant to the prior sentence shall first be paid from the accrued interest portion of the Working Capital Escrow Funds.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller, jointly and severally, hereby represents and warrants to Purchaser that the following statements are true and correct as of the Execution Date, and will be, as of the Closing Date, true and correct (or, in each case, if a representation or warranty is made as of a specified date, as of such date):

SECTION 3.01             Organization, Authority and Qualification of the Seller.

                                                (a)           The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its portion of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect or adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.  The execution and delivery of this Agreement and the Ancillary Agreements by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller, subject to the approval of the Bankruptcy Court.  This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to the approval of the Bankruptcy Court.

                                                (b)           All of Parent’s subsidiaries are set forth on Section 3.01 of the Disclosure Schedule (the “Subsidiaries”).

SECTION 3.02             No Conflict.  Assuming that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained, all filings and notifications listed in Section 3.03 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and subject to the approval of the Bankruptcy Court, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller do not and will not:

                                                (a)           violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Seller;

                                                (b)           conflict with or violate any Law or Governmental Order applicable to the Seller; or

                                                (c)           to the extent permitted under the Bankruptcy Code and approved by the Bankruptcy Court or except as set forth in Section 3.02(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, deed of trust, indenture, Material Contract, material Permit, or other material instrument or arrangement to which the Seller is a party except, in the case of clauses (b) and (c), as would not have a Material Adverse Effect and which primarily relates to the operation or conduct of the Business or the Purchased Assets.

SECTION 3.03             Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except:

                                                (a)           as described in Section 3.03 of the Disclosure Schedule;

                                                (b)           the pre-merger notification and waiting period requirements of the HSR Act and the requirements of the antitrust laws of any other relevant jurisdiction;

                                                (c)           where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a Material Adverse Effect;

                                                (d)           consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court;

                                                (e)           any consents required from Seller’s pre-petition and post-petition secured lenders under the applicable credit documents.

SECTION 3.04             Financial Information.

                                                (a)           True and complete copies of (i) the audited consolidated balance sheet of Parent for the fiscal year ended as of December 31, 2007 and the audited consolidated statements of income and cash flows of Parent for the year ended December 31, 2007 (collectively, the “Financial Statements”), and (ii) the unaudited balance sheet of the Business as of December 31, 2007 and May 31, 2008 and the related unaudited statements of income of the Business for the five months ended May 31, 2008 have been delivered by the Seller to the Purchaser (the “Interim Financial Statements”), and are attached hereto as Section 3.04(a) of the Disclosure Schedules.

                                                (b)           The Financial Statements and the Interim Financial Statements were prepared in accordance with GAAP applied on a basis consistent with past practices, and, in the case of the Interim Financial Statements, subject to normal recurring year-

end audit adjustments and the absence of notes, the effect of which are not, individually or in the aggregate, material.

                                                (c)                                  The Financial Statements and Interim Financial Statements are in accordance with Seller’s books and records, and present fairly, in all material respects, the assets and liabilities of Parent or the Business, as applicable, on a consolidated basis as of the date thereof and the results of operations and cash flows of Parent or the Business, as applicable, on a consolidated basis for the fiscal periods then ended.

                                                (d)                                 Seller has not incurred any Liabilities with respect to the Business that would be required in accordance with GAAP to be disclosed in a balance sheet of the Business except Liabilities (a) that are disclosed on Section 3.04(d) of the Disclosure Schedule, (ii) that were disclosed in the balance sheet of the Interim Financial Statements, (iii) that are Excluded Liabilities or (iv) Liabilities incurred since May 31, 2008 in the ordinary course of business consistent with past practices and not resulting in a Material Adverse Effect.

                                                (e)                                  The internal control over financial reporting (“Internal Controls”) utilized by Seller with respect to the Business is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements. To Seller’s Knowledge, except as set forth on Section 3.04(e) of the Disclosure Schedule, there are no material weaknesses or significant deficiencies in the design or operations of the Internal Controls utilized by Seller with respect to the Business. Seller has implemented disclosure controls and procedures designed to ensure that material information relating to the Business is made known to the management of the Business by others within the Business.

SECTION 3.05             Conduct in the Ordinary Course.

                                                (a)                                  Since May 31, 2008, the Business has been conducted in the ordinary course, except for (i) activity which individually or collectively is immaterial to the Business taken as a whole, (ii) actions contemplated by this Agreement or (iii) as set forth in Section 3.05(a) of the Disclosure Schedule.

                                                (b)                                 Except as set forth on Section 3.05(b) of the Disclosure Schedule, since May 31, 2008, there has not been:

                                                (i)            a sale (other than sales of Inventory in the ordinary course of business), transfer, lease or other disposition of any asset or property of Seller with a value in excess of $200,000, and Seller has not agreed to take such action;

                                                (ii)           any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the Purchased Assets;

                                                (iii)          a change, modification, amendment, waiver, termination, cancellation or request for any change in, or agreement to any change in, any

Material Contract, including with respect to any pricing terms (other than in the ordinary course of business);

                                                (iv)          any material changes in the accounting methods, principles, practices or policies of Seller; or

                                                (v)           a Material Adverse Effect.

SECTION 3.06             Litigation.  To Seller’s Knowledge, except as set forth in Section 3.06 of the Disclosure Schedule and the Bankruptcy Case (and any claims filed therein), there is no material Action pending, or to Seller’s Knowledge, threatened, before any Governmental Authority by or against the Seller or relating to the Business or Purchased Assets or which could give rise to or increase an Assumed Liability.

SECTION 3.07             Compliance with Laws.  To Seller’s Knowledge, Seller has not received any written notice of any material violation of any Laws or Governmental Orders affecting the Business or the Purchased Assets, which remains uncured.  Except as set forth in Section 3.07 of the Disclosure Schedule, Seller and Seller’s operation and conduct of the Business and use of the Purchased Assets has not violated, and Seller is in compliance with, all Laws and Governmental Orders applicable to Seller, in all material respects.  To Seller’s Knowledge, there are no existing circumstances in connection with the Business which are likely to result in violations of Laws and Governmental Orders in any material respect.

SECTION 3.08             Environmental Matters.

                                                (a)                                  Except as disclosed in Section 3.08 of the Disclosure Schedule, to Seller’s Knowledge, to the extent related to the Business and/or Purchased Assets (including the Real Property):

                                                (i)            the Seller is in material compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits, all of which are identified in Section 3.08 of the Disclosure Schedule.  To the extent required prior to Closing, timely and complete application has been or will be made for renewal, extension, or reissuance of all such Environmental Permits, and the Seller has not obtained information which would lead it to believe that any such Environmental Permit may not be renewed, extended or reissued in due course and as requested without the imposition of cost or penalty.

                                                (ii)           the Seller is not subject to a Governmental Order relating to any Environmental Law and there are no written claims pursuant to any Environmental Law pending or, to the Seller’s Knowledge, threatened, against the Seller.

                                                (iii)          no Hazardous Material is or has been present, transported, treated, stored or disposed of on, in, under, or from the Real Property in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller or impose any damage, cost, obligation, liability, claim, loss or expense on Purchaser.

                                                (iv)          there have been and are no investigations of the Real Property under any Environmental Law, or any activities conducted thereon, by any Governmental Authority or other Person.

                                                (v)           there are not and have never been located at the Real Property any underground storage tanks, above-ground storage tanks, dry cleaning operations, gasoline filling stations, automobile repair operations, waste or Hazardous Material treatment, storage or disposal areas, asbestos, polychlorinated biphenyls, or any other condition that may be a basis for any Environmental Liability.

                                                (vi)          Section 3.08 of the Disclosure Schedule lists all environmental audits, studies, reports, analyses and results of investigations and other information that is in the Seller’s possession, custody or control related to the past or present environmental condition or compliance status of the Business, the Purchased Assets, and/or the Real Property (“Reports”).  The Seller has provided to the Purchaser true and complete copies of all such Reports.  The Seller is not aware of any Reports not within its possession, custody or control.

                                                (vii)         no facts, events or conditions exist that would reasonably be expected to prevent, hinder or limit continued compliance by the Purchaser with Environmental Laws after the Closing.

                                                (b)                                 The Purchaser acknowledges that (i) the representations and warranties contained in this Section 3.08 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Business, including the Purchased Assets, or to this Agreement or its subject matter, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

SECTION 3.09             Intellectual Property.  Section 3.09 of the Disclosure Schedule sets forth a true and complete list of all Transferred IP License Agreements, patents and patent applications, registered trademarks and trademark applications, and registered copyrights and copyright applications included in the Intellectual Property.  The Intellectual Property constitutes all of the intellectual property necessary for Seller to operate the Business as currently conducted and constitutes all of the intellectual property necessary for Purchaser to operate the Business after the Closing as it is being operated as of the Execution Date.  To the Knowledge of the Seller, (i) no Person is engaging in any activity that infringes any Intellectual Property, and (ii) no claim has been asserted to the Seller, and to Seller’s Knowledge there is no factual basis for a claim to be asserted, that the use of any Intellectual Property infringes the intellectual property of any third party.  Except as set forth on Section 3.09 of the Disclosure Schedule, to Seller’s Knowledge, with respect to each item of Transferred Intellectual Property, the Seller is the owner of the entire right, title and interest in and to such Transferred Intellectual Property.

Section 3.10     Real Property.

(a)           Section 3.10(a) of the Disclosure Schedule lists the street address of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property.  Except as described in Section 3.10(a) of the Disclosure Schedule (i) to the Seller’s Knowledge, the Seller has good and marketable title in fee simple to each parcel of Owned Real Property free and clear of all Encumbrances, except Permitted Encumbrances, (ii) there are no purchase rights or options to purchase any of the Owned Real Property; and (iii) the Seller has made available to the Purchaser copies of each deed for each parcel of Owned Real Property and all title insurance policies, zoning reports and surveys relating to the Owned Real Property, in each case to the extent in the Seller’s possession.

(b)           Section 3.10(b) of the Disclosure Schedule lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property.  Except as described in Section 3.10(b) of the Disclosure Schedule, (i) the Seller has delivered to the Purchaser, true and complete copies of the leases in effect at the Execution Date relating to the Leased Real Property, as well as any landlord estoppels, and (ii) there has not been any sublease or assignment entered into by the Seller in respect of the leases relating to the Leased Real Property.

(c)           Seller has not received any written condemnation notice from any Governmental Authority pertaining to all or any portion of the Real Property and, to Seller’s Knowledge, there are no condemnation proceedings pending or threatened with respect to all or any portion of the Real Property.

(d)           There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting any third party the right of use or occupancy of any portion of the Real Property.  No parties, other than Seller, are in possession of any of the Real Property.

Section 3.11     Title to Assets.

(a)           Except as set forth on Section 3.11(a) of the Disclosure Schedule, Seller has good and marketable title to or a valid and binding leasehold interest or license in, all the Purchased Assets, and as of the Closing Date, Seller will deliver the Purchased Assets, free and clear of any Encumbrances to the extent permitted under the Bankruptcy Code (except Permitted Encumbrances).

(b)           Except as set forth on Section 3.11(b) of the Disclosure Schedule, the tangible Purchased Assets are in good operating condition, ordinary wear and tear excepted, for the purposes for which they are currently being used.

(c)           All assets of Seller located at the Real Property (or on consignment or in transit from such Real Property) will be transferred to Purchaser , and all assets located at Parent’s headquarters in Atlanta will be allocated to Purchaser or the purchaser of

Parent’s other businesses based on which business primarily utilized such assets.  No representation is being made that the Purchaser can reconstitute the Business in substantially the same manner as conducted by Seller prior to Closing due to the allocation of assets of the Parent located at its Atlanta headquarters.

Section 3.12     Employee Benefit Matters.

(a)           Employee Benefit Plans and Material Documents.  Section 3.12(a) of the Disclosure Schedule lists:

(i)            all Employee Benefit Plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Seller is a party, with respect to which the Seller has any obligation or which are maintained, contributed to or sponsored by the Seller for the benefit of any current or former employee, officer or director of the Business;

(ii)           each employee benefit plan for which the Seller could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated;

(iii)          any plan in respect of which the Seller could incur liability under Section 4212(c) of ERISA; and

(iv)          any contracts, arrangements or understandings between the Seller or any of its Affiliates and any Transferred Employee (collectively, the “Plans”).  Each Plan is in writing, and the Seller has made available to the Purchaser a true and complete copy of each Plan.

(b)           Compliance.  Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws.  The Seller has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and the Seller has no Knowledge of any material default or violation by any party to, any Plan.  No Action is pending or, to the Knowledge of the Seller, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Seller, no fact or event exists that could give rise to any such Action.  For purposes of the closing condition set forth in Section 7.02(a), this representation and warranty shall be deemed made subject to the Bankruptcy Code.

(c)           Qualification of Certain Plans.  Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(d)           No Liens.  There is no lien pursuant to Section 4068 of ERISA or Sections 412(n) (as in effect through the date of its repeal) or 430(k) in favor of, or enforceable by, the Pension Benefit Guaranty Corporation or any other entity with respect to any assets or property of Seller.

Section 3.13     Taxes.  Except as set forth in Section 3.13 of the Disclosure Schedule, to the Seller’s Knowledge:

(a)           The Seller has timely filed all Tax Returns required of Seller, which Tax Returns are, true, correct and complete in all material respects, and all Taxes owed by the Seller (whether or not shown on any such Tax Return) have been paid;

(b)           the Seller is not currently the beneficiary of any extension of time within which to file any Tax Return;

(c)           no claim has ever been made by any Governmental Authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction;

(d)           all Taxes that the Seller is required to have withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the appropriate taxing authority or other Governmental Authority, including, without limitation, all Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any employee, former employee, partner, independent contractor, creditor, shareholder, affiliate, customer, supplier or other third party;

(e)           none of the assets of the Seller (i) is stock of any corporation or other entity classified for federal income tax purposes as an association taxable as a corporation, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (iii) secures any debt, the interest on which is exempt from Tax under Section 103 of the Code;

(f)            the Seller is not a party to any “safe harbor lease” that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986; and

(g)           there are no Tax liens on any of the Purchased Assets (other than Permitted Encumbrances).

Section 3.14     Material Contracts.

(a)           Section 3.14(a) of the Disclosure Schedule lists each of the following contracts and agreements of the Seller (but only to the extent such contracts and agreements relate to the Business or the Purchased Assets, and excluding any Excluded Contracts) (such contracts and agreements being “Material Contracts”):

(i)            all management contracts and contracts with independent contractors or consultants (or similar arrangements) that are not cancelable (a) without penalty or further payment or (b) without more than 30 days’ notice;

(ii)           all contracts and agreements relating to indebtedness for borrowed money, in each case having an outstanding principal amount in excess of $500,000;

(iii)          all contracts and agreements that limit or purport to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iv)          all contracts and agreements, or series of related contracts and agreements, involving total annual payments in excess of $200,000;

(v)           all Transferred IP License Agreements;

(vi)          all contracts and agreements relating to the sale or disposition of any assets of the Business or Purchased Assets, other than Inventory in the ordinary course of business; and

(vii)         all contracts and agreements relating to the Business or Purchased Assets between or among the Seller and any Affiliate of the Seller.

(b)           Except as disclosed in Section 3.14(b) of the Disclosure Schedule, each Material Contract (i) is valid and binding on the Seller and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms against Seller (subject to the Bankruptcy Code); and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.02 of the Disclosure Schedule are not obtained, subject to the approval of the Bankruptcy Court, shall continue in full force and effect and will be legal, valid, binding and enforceable (subject to the Bankruptcy Code) in accordance with its terms without penalty or other adverse consequence.  Except as disclosed in Section 3.14(b) of the Disclosure Schedule, the Seller is not in breach of, or default under, any Material Contract to which it is a party.

(c)           Seller has not received any written notice that any Person is modifying, terminating or not renewing, or to Seller’s Knowledge, intends to modify, terminate or not renew any Acquired Contracts.

Section 3.15     Brokers.  Except for Houlihan Lokey, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller.  The Purchaser shall have no responsibility for the fees and expenses of Houlihan Lokey.

Section 3.16     Permits.  Except as set forth on Section 3.16 of the Disclosure Schedule, to Seller’s Knowledge, (a) there are no material Permits or applications for material Permits necessary for Seller to operate the Business as currently operated, and (b) all Permits and applications for Permits are in full force and effect, no material violations or defaults exist with respect to such Permits, and no revocation, termination, limitation, withdrawal or inability to renew any of such Permits is pending, or to Seller’s Knowledge, threatened or will be caused by the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.17     Labor Matters.  Seller is neither party to, nor bound by, any labor or collective bargaining agreement or any other agreement with a labor union pertaining to any Current Employees.  To Seller’s Knowledge, no labor organization or group has made a pending demand for recognition or certification with respect to any Current Employees and no union is seeking to organize any Current Employees.  There are no strikes, slowdowns, work stoppages, lockouts or, to Seller’s Knowledge, threats thereof, by or with respect to any Current Employees.  Seller has complied with its obligations under the WARN Act, based on the transactions contemplated by this Agreement and Purchaser’s agreement to offer employment to all of the Current Employees under Article 6 of this Agreement.

Section 3.18     Customers and Suppliers.  Section 3.18 of the Disclosure Schedule sets forth a list of (i) the ten customers that have purchased the highest amount (by dollar value) of products or services sold by the Business in the twelve-months ended May 31, 2008 and (ii) the ten suppliers that have sold the highest amount (by dollar value) of products and services to the Business in the twelve-months ended May 31, 2008.  Since December 31, 2007, no customer or supplier on Section 3.18 of the Disclosure Schedule has given notice it will terminate, cancel or materially reduce, or to Seller’s Knowledge, has threatened to terminate, cancel or materially reduce, its purchases or sales to the Business.

Section 3.19     Inventory.  Section 3.19 of the Disclosure Schedule is a complete and accurate list, as of May 31, 2008 of the Inventory.  The Inventory included in the Purchased Assets and the balance sheet of the Interim Financial Statements has been valued at the lower of cost or market in accordance with GAAP applied on a basis consistent with past practices of the Seller.

Receivables.  Section 3.20(a) of the Disclosure Schedule is a complete and accurate list, as of May 31, 2008, of the Receivables, including an aging of all Receivables, showing amounts due in thirty-day aging categories.

Section 3.21     Disclaimer of the Seller.

(A)          THE BUSINESS, INCLUDING THE PURCHASED ASSETS, IS BEING SOLD ON AN “AS IS”, “WHERE IS” BASIS AS OF THE CLOSING AND IN ITS CONDITION AS OF CLOSING WITH “ALL FAULTS” AND, EXCEPT AS SET FORTH IN THIS AGREEMENT (INCLUDING ALL DISCLOSURE SCHEDULES) AND THE ANCILLARY AGREEMENTS, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE

PURCHASED ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE SELLER OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING.

(B)           EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, NONE OF THE SELLER, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM DATED APRIL 2, 2008 AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING,  IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

(C)           NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING HEREIN SHALL BE DEEMED TO RELEASE ANY PARTY FROM ANY LIABILITY UNDER THIS AGREEMENT FOR ANY WILLFUL MISCONDUCT OR FRAUD.

Article IV

representations and warranties of the purchaser

The Purchaser hereby represents and warrants to the Seller as follows:

Section 4.01     Organization and Authority of the Purchaser.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its portion of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.  The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser, subject to the approval of the Bankruptcy Court.  This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the approval of the Bankruptcy Court and general equitable principles.

Section 4.02     No Conflict.  Assuming compliance with the consents, approvals, authorizations and other actions described in Section 4.03 have been obtained, and any applicable waiting period has expired or been terminated, subject to the approval of the Bankruptcy Court, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser do not and will not:

(a)           violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser;

(b)           conflict with or violate any Law or Governmental Order applicable to the Purchaser; or

(c)           conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, deed of trust, indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

Section 4.03     Governmental Consents and Approvals.  The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except:

(a)           the pre-merger notification and waiting period requirements of the HSR Act and the requirements of the antitrust laws of any other relevant jurisdiction;

(b)           consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court; and

(c)           where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.04     Financing.  As of the Execution Date the Purchaser has, and as of the Closing Date the Purchaser will have, sufficient cash on hand and availability under its revolving credit facility, as amended, to pay in cash the Purchase Price and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the transactions contemplated hereby and thereby.

Section 4.05     Litigation.  No Action by or against the Purchaser is pending or, to the best knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 4.06     Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Section 4.07     Independent Investigation; Seller’s Representations.  The Purchaser has conducted its own independent investigation, review and analysis of the operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives.  The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose.  In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or its representatives (except the specific representations and warranties of the Seller set forth in this Agreement, including the Disclosure Schedules, and the Ancillary Agreements).  The Purchaser hereby agrees and acknowledges that:

(a)           other than the representations and warranties made in this Agreement, (including the Disclosure Schedules) and the Ancillary Agreements, none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets or the Business including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchaser after the Closing in any manner other than as used and operated by the Seller, or (iii) the probable success or profitability of the Business after the Closing; and

(b)           except for this Agreement and the Ancillary Agreements, none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business, including the Confidential Information Memorandum dated April 2, 2008 and any information, documents or material made available to the Purchaser, whether orally or in writing, in certain “data rooms,” management presentations, functional

“break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.

(c)           Notwithstanding anything to the contrary in this Agreement, nothing herein shall be deemed to release any party from any liability under this Agreement for any willful misconduct or fraud.

Article V

additional agreements

Section 5.01     Conduct of Business Prior to the Closing.  Except for actions contemplated by this Agreement or as set forth in Section 5.01 of the Disclosure Schedule, the Seller covenants and agrees that, between the Execution Date and the Closing, the Seller shall  conduct the Business in the ordinary course consistent with past practice.

                Additionally, except for actions contemplated by this Agreement or as set forth in Section 5.01 of the Disclosure Schedule, without Purchaser’s prior written consent (which may not be unreasonably withheld), Seller and its Affiliates will not:

(a)           except in the ordinary course of business consistent with past practice, enter into, amend (including with respect to pricing terms), or terminate any Acquired Contract or other agreement with respect to any of the Purchased Assets or of any part of the Business;

(b)           terminate or fail to use commercially reasonable efforts to renew or preserve any Permit;

(c)           except in the ordinary course of business consistent with past practice or as required by Law or pursuant to an order of the Bankruptcy Court, (i) grant any general or uniform change in the rates of pay or benefits, (ii) grant any increase in salary or benefits or pay any special bonus, to employees of Seller or (iii) otherwise enter into or amend any Employee Benefit Plan;

(d)           except for sales of Inventory or other actions taken in the ordinary course of business, dispose of, sell, transfer or license any of the Purchased Assets or of any part of the Business;

(e)           change accountants of Seller, materially change the accounting methods, principles, practices or policies of Seller, or fail to maintain books and records of Seller in accordance with past practice; or

(f)            except as may be approved by the Bankruptcy Court, including but not limited to, any order authorizing debtor in possession financing, enter into any material agreement that limits the ability of Seller to engage in any business activity.

Section 5.02     Access to Information.

(a)           From the Execution Date until the Closing, upon reasonable notice, the Seller shall, and shall cause its Affiliates, officers, directors, employees, agents, representatives, accountants and counsel to

(i)            afford the Purchaser and its authorized representatives reasonable access to the offices, properties and Business Records of the Seller, including, without limitation, review all Business Records and Permits (A) related to the compliance with Environmental Laws and inspect Real Property and equipment at the Real Property for any Environmental Liabilities (and Seller shall use commercially reasonable efforts to obtain the prior consent of any third party necessary in connection with such review and inspection), (B) related to the prior audit of Parent by Ernst & Young LLP for the year ended December 31, 2007 and the unaudited interim review for periods thereafter, and any unaudited financial statements prepared for the Business for 2008, and (C) reasonably necessary for Purchaser to obtain financing secured by any of the Purchased Assets; and

(ii)           furnish to the officers, employees, and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) as the Purchaser may from time to time reasonably request, including additional detailed information as to the obligations under any Executory Contract sufficient for Purchaser to make an informed assessment whether to include or exclude any Executory Contract from the Acquired Contracts;

provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours at times agreed by Seller, under the supervision of the Seller’s personnel and in such a manner as not to materially interfere with the normal operations of the Business.

Solely with respect to this Section 5.02(a), Seller shall not be required to disclose any information to the Purchaser if such disclosure would, in the Seller’s sole discretion, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the Execution Date.

(b)           As soon as practicable and without unreasonable delay following the end of each successive thirty (30) day period extending from the May 31, 2008 until Closing, at Seller’s expense, Seller shall provide to Purchaser true and complete copies of an unaudited consolidated balance sheet of the Business as of the end of such period and the unaudited consolidated statements of income of the Business for each such period, within 30 calendar days of the month then ended (“Updated Financial Statements”).  The Updated Financial Statements (i) shall be prepared in accordance with GAAP applied on a basis consistent with past practices and (ii) shall be in accordance with Seller’s books and records, and present fairly, in all material respects, the assets and liabilities of the Business on a consolidated basis as of the date thereof and the results of operations of the Business on a consolidated basis for the fiscal periods then ended.

                                                (c)           Purchaser may obtain, at Purchaser’s sole cost and expense (but subject to reimbursement in accordance with Section 5.14(f) and the Bidding Procedures Order), for the benefit of Purchaser, an appraisal of the real and personal property that comprise the Purchased Assets (“Appraisals”).  Seller shall provide to Purchaser all appraisals in its possession performed on the Purchased Assets within the past two years prior to the Execution Date.  The Appraisals shall be conducted pursuant to industry standards, which shall be reasonably acceptable to Seller, Purchaser and Purchaser’s financing sources.

                                                (d)           Seller will, or will cause its representatives to, use commercially reasonable efforts to continue to pursue resolution of all compliance matters set forth on Section 3.08 of the Disclosure Schedule.

SECTION 5.03             Confidentiality.

                                                (a)           The terms of the Confidentiality Agreement dated as of March 31, 2008 (the “Confidentiality Agreement”) between the Seller and the Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section 5.03 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement.  If this Agreement is terminated prior to the Closing in accordance with Sections 8.01(d) or (j), the Confidentiality Agreement shall nonetheless continue in full force and effect.  If this Agreement is terminated for any other reason, the Confidentiality Agreement will remain in full force and effect as of such termination date except that the last sentence of the third full paragraph on page 3 of the Confidentiality Agreement (i.e., “notwithstanding the foregoing, in no event shall you be entitled to hire any officer, sales representative, or plant manager with whom you or your Representatives were introduced or otherwise had contact with as a result of your consideration of a Transaction for a period of 18 months after the date of this agreement”) will be deemed to be excised from the Confidentiality Agreement.

                                                (b)           Nothing provided to the Purchaser pursuant to Section 5.02 shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement.  The Purchaser acknowledges and agrees that any Evaluation Material provided to the Purchaser pursuant to Section 5.02 or otherwise by the Seller or any officer, director, employee, agent, representative, accountant, tax advisor or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

                                                (c)           Notwithstanding anything herein to the contrary, each party hereto (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby, and may disclose to any Person, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials (including opinions and other tax analyses) that are provided relating to such treatment or structure.

                                                (d)           At any time following the public announcement of the execution of this Agreement, the Purchaser may, with the consent of Seller (not to be unreasonably withheld) contact, on a confidential basis, any suppliers to, or customers and distributors of, the Business in connection with or pertaining to any subject matter of this Agreement.

SECTION 5.04             Regulatory and Other Authorizations; Notices and Consents.

                                                (a)           Purchaser shall use its commercially reasonable efforts to promptly obtain all authorizations, consents, Permits, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements.  Seller shall cause its employees to assist Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals and Seller will otherwise cooperate fully with the Purchaser in such efforts.

                                                (b)           Each party hereto agrees to make promptly its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within fifteen (15) Business Days of the Execution Date and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.  Any fees or other payments to any Governmental Authorities in order to obtain any such authorization, consent, order or approval will be paid by Seller and Purchaser in equal proportion (other than normal filing fees that are imposed by Law, which will be paid by Purchaser).

                                                (c)           Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority.  Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act.  Subject to the Confidentiality Agreement, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

                                                (d)           Without limiting the generality of the party’s undertaking pursuant to Section 5.04, each party agrees to use its commercially reasonable efforts and to take commercially reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any United States or non-United States governmental antitrust authority so as to enable the parties hereto to expeditiously close the transactions contemplated hereby no later than November 3, 2008, provided, however, in no event shall the Purchaser be required to take any actions requiring the sale, divesture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto even if such actions would be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby.

SECTION 5.05             Retained Names and Marks.

                                                (a)           Purchaser hereby acknowledges that all right, title and interest in and to the names “Atlantis,” Atlantis Plastics,” and “Cedarway”, “Ply-J”, “Kwikcut”, and “The Look and Feel of Real Split Cedar” together with all variations thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source containing, incorporating or associated with any of the foregoing (the “Retained Names and Marks”) are owned exclusively by the Seller, and that, except as expressly provided below, any and all right of the Business to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Seller.  Purchaser further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as provided herein.

                                                (b)           The Purchaser shall, for a period of 90 days after the date of the Closing except with respect the collection of Receivables or sale of Inventory, which right shall continue until 180 days after Closing, have a non-exclusive license to use all of the existing stocks of signs, letterheads, advertisements and promotional materials, Internet web sites and Internet domain names, inventory and other documents and materials included in the Purchased Assets (“Existing Stock”) containing the Retained Names and Marks, after which date the Purchaser shall remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock, and transfer to the Seller any rights with respect to Internet domain names incorporating any Retained Names or Marks.

                                                (c)           Except as expressly provided in this Agreement, no other right to use the Retained Names and Marks is granted by the Seller to the Purchaser, and nothing hereunder shall permit the Purchaser to use the Retained Names and Marks on any

documents, materials, products or services other than in connection with the Existing Stock.

                                                (d)           The Purchaser acknowledges that in connection with the Seller’s sale of its molded plastics business, the Seller will be granting the purchaser thereof rights to use the names “Atlantis” and “Atlantis Plastics” for an agreed upon period of time for purposes of transitioning the sale of that line of business.   The Purchaser further acknowledges that such names will be used in the administration of the Seller’s bankruptcy Estate under the Bankruptcy Code.

SECTION 5.06             Notifications of Breaches; Update of Disclosure Schedule.

                                                (a)           Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event or agreement of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied.

                                                (b)           The Seller may, from time to time, on or prior to October 15, 2008, by notice given in accordance with this Agreement, supplement or amend the Disclosure Schedule to correct any matter that would otherwise give rise to the failure of a condition set forth in Section 7.02(a)(i).  If Seller’s breach is incurable or has not been cured by the earlier of (A) October 30, 2008 and (B) within 10 Business Days after delivery of such supplement or amendment, the Purchaser shall have the right to terminate this Agreement at any time on or prior to the date which is 5 Business Days from (i) the date of such notice, if such notice explicitly states that such breach is incurable and that Seller must be notified of Purchaser’s termination within 5 Business Days of the receipt of such notice, or (ii) if not subject to Section 5.06(b)(i), the end of such 10-Business Day cure period.   If the Purchaser fails to so terminate this Agreement, the Purchaser shall be deemed to have waived the breach or breaches set forth in the applicable supplement or amendment to the Disclosure Schedule for purposes of the closing condition in Section 7.02(a)(i); provided, however, that such waiver shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition as a result of subsequent supplements and amendments to the Disclosure Schedule, or a waiver of any other term or condition of this Agreement.

                (c)           The Seller may, from time to time, on or prior to October 30, 2008, by notice given in accordance with this Agreement, inform the Purchaser that there has been a breach by the Seller of any of its covenants or other agreements that would otherwise give rise to the failure of a condition set forth in Section 7.02.  The Purchaser shall have the right to terminate this Agreement at any time on or prior to the date which is 5 Business Days from the date of delivery of such notice of breach.  If the Purchaser fails to so terminate this Agreement, the Purchaser shall be deemed to have waived the breach or breaches set forth in such notice for purposes of the closing conditions in Section 7.02; provided, however, that such waiver shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition or a waiver of any other term or condition of this Agreement.

SECTION 5.07             Bulk Transfer Laws.  The Purchaser hereby waives compliance by the Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser.

SECTION 5.08             Transition Services.  Following the Closing, the Seller shall provide, or cause to be provided, at Purchaser’s cost, certain services to the Business that are currently provided by the Seller and its Affiliates to the Business, all as more fully set forth in a transition services agreement substantially in the form attached hereto as Exhibit 5.08 (the “Transition Services Agreement”) to be entered into by the Seller and the Purchaser as of the Closing.

SECTION 5.09             Further Action; Cooperation.

                                                (a)           Subject to Section 5.15, the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.  Subject to Section 5.15, from time to time, Seller and Purchaser shall, and shall cause their respective Affiliates, to execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, as may be necessary or convenient to fully assure Purchaser the parties hereto, and its respective successors and permitted assigns, the effectiveness of the transactions contemplated by this Agreement and the Ancillary Agreements.

                                                (b)           With respect to the Settlement Agreement between Parent and Pliant Corporation dated October 3, 2007 (the “Pliant Agreement”) pursuant to which Pliant granted to Parent a license to certain patent materials, if such Pliant Agreement cannot be assigned to Purchaser pursuant to the Bankruptcy Code or due to the failure to obtain the consent of Pliant, Seller shall use its commercially reasonable efforts and shall cooperate with Purchaser to obtain a substantially similar license of the Licensed Products (as defined in the Pliant Agreement) if requested by Purchaser.  If the Pliant Agreement cannot be assigned or if a license of the Licensed Products to Purchaser cannot be obtained, there shall be no deduction to the Purchase Price except that the inventory relating to the Licensed Products shall not be included as an asset of Seller for purposes of the calculation of Net Working Capital and Purchaser shall be permitted to sell all such inventory.

SECTION 5.10             Tax Cooperation, Exchange of Information and Access to Business Records.

                                                (a)           The Seller and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Company and the Subsidiaries to provide such cooperation and information, at Seller’s expense) in filing any Tax Return, amended Tax Return or claim for refund, determining any liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes relating to the Purchased Assets or the Business.  Subject to Section 2.03(c), Purchaser shall cooperate with and take commercially reasonable actions at Seller’s request to minimize Conveyance Taxes arising out of this transaction (for which Seller shall be liable under Section 5.11), including but not limited to, Purchaser’s registration as a “dealer” for state sales and use taxes with regard to conveyance of the Inventory.  Such cooperation and information shall also include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities.  The Seller and the Purchaser will make themselves (and their respective employees) available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 5.10.  Each of the Seller and the Purchaser will retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or the Business for the taxable period first ending after the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, or (ii) six years following the due date (without extension) for such Tax Returns.  After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given the opportunity, after 90 days’ prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense).

                                                (b)           From and after the Closing Date, the Purchaser shall provide access to the Seller and Parent (at all times during normal business hours and without charge), to the Business Records and other information relating to the Purchased Assets or the Assumed Liabilities, and to make paper and electronic copies of such Business Records, at Seller’s expense, as Seller may solely deem necessary to (i) administer or complete any cases under chapter 11 of the Bankruptcy Code of Seller; and (ii) commence the wind-down of the Estate and to address all matters in connection with the wind-down of the Estate. Such access shall include, without limitation, access to any computerized information retrieval systems relating to the Business Records, the Purchased Assets or the Assumed Liabilities.

SECTION 5.11             Conveyance Taxes.  The Seller agrees to assume liability for and to pay any Conveyance Taxes incurred as a result of the transactions contemplated hereby.  The Seller shall make any and all filings (including applications for tax clearance certificates) required (i) to be relieved of (and to relieve Purchaser from) any Conveyance Taxes otherwise applicable to the contemplated transactions and (ii) to relieve Purchaser of any liability for any Taxes of Seller (other than any such Taxes which are included in Closing Net Working Capital and which, accordingly, reduce the Purchase Price).  The Seller shall, prior to Closing, provide Purchaser with a copy of all such filings and certificates.  In the event that any applicable jurisdiction lacks a procedure for certifying, or is unable or unwilling to certify, that Purchaser will not succeed to any liability of Seller for Taxes in such jurisdiction, then the Seller shall (i) provide to Purchaser other evidence satisfactory to Purchaser that Purchaser will not, by reason of the purchase of the Acquired Assets pursuant to this Agreement, succeed to any liability of the

Seller for any such Taxes, or (ii) agree to escrow from the Purchase Price at Closing a reasonable estimate of such Taxes for payment of such Taxes as they become due (following which the balance of such escrow may be released to Seller).

SECTION 5.12             Proration of Taxes and Certain Charges.

                                                (a)           Except as provided for in Section 5.11 and except to the extent taken into account in Net Working Capital, all Property Taxes levied with respect to the Purchased Assets for any taxable period that includes the day before the date of the Closing and ends after the date of the Closing, whether imposed or assessed before or after the date of the Closing, shall be prorated between the Seller and the Purchaser as of 12:01 A.M. on the date of the Closing (which proportionate share of Seller shall be based on the number of days in such Tax period prior to the Closing Date, and which proportionate share of Purchaser shall be the remaining number of days in such Tax period).  Notwithstanding the preceding sentence, (i) if any such Property Taxes that are due and payable in the Tax period that includes the Closing Date have been determined but have not been paid by Seller before Closing, Seller shall be charged at Closing an amount equal to that portion of such Property Taxes that relates to the portion of the Tax period before the Closing Date (which portion shall be determined in accordance with the proration method described in the preceding sentence) and Purchaser shall timely pay the Property Taxes and (ii) if any such Property Taxes that are due and payable in, or relate to, a Tax period that includes the Closing Date have not been determined before Closing, Seller and Purchaser shall mutually agree in good faith to an estimate of the amount of such Property Taxes, Seller shall be charged at Closing an amount equal to that portion of such Taxes that relates to the portion of the Tax period before the Closing Date (which portion shall be determined in accordance with the proration method described in the preceding sentence) and Purchaser shall timely pay the Property Taxes.  To the extent that the actual Property Taxes described in the preceding sentence that are payable in, or relate to, a Tax period that includes the Closing Date differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within thirty (30) days of the issuance of final Tax bills.  All Property Taxes that are levied with respect to the Purchased Assets and that relate to Tax periods beginning on or after the Closing Date shall be the responsibility of Purchaser.

                                                (b)           Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Purchased Assets payable by the Seller for any period in which the date of the Closing shall occur, including base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be apportioned as of the Closing if practicable, and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto.  If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 A.M. on the date of the Closing.  If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the date of the Closing.  If any of the foregoing proration amounts cannot be determined as of Closing due to final bills or readings not being issued as of Closing, the parties will prorate such items as and when the actual bills therefor are issued to the appropriate party based on the proportion of time that each party owned the assets during the respective period.  The party owing amounts to the other by means of such prorations shall pay the same within thirty (30) days following such proration.

                                                (c)           All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any party to the extent attributable to the operation of the Business for any period in which the Closing shall occur shall be prorated so that the Seller shall be entitled to that portion of any such installment applicable to the period up to but not including the date of the Closing and the Purchaser shall be entitled to that portion of any such installment applicable to any period from and after the date of the Closing, and if the Purchaser or the Seller, as the case may be, shall receive any such payments after the date of the Closing, they shall promptly remit to such other parties their share of such payments.

                                                (d)           The prorations pursuant to this Section 5.12 may be calculated after the date of the Closing, as each item to be prorated (including any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than 30 days after the party requesting proration of any item obtains the information required to calculate such proration of such item.

SECTION 5.13             Adequate Assurances Regarding Acquired Contracts and Required Orders.  With respect to each Acquired Contract, Purchaser shall provide adequate assurance of the future performance of such Acquired Contract by Purchaser.  Purchaser shall take such actions as may be reasonably requested by Seller to assist Seller in obtaining the Bankruptcy Court’s entry of the Sale Order and any other order of the Bankruptcy Court reasonably necessary to consummate the transactions contemplated by this Agreement.

SECTION 5.14             Sale Solicitations; Bidding Procedures; and Break-Up Fee.

                                                (a)           Seller shall work with the Purchaser and, with respect to the Business, shall not solicit inquiries, proposals, offers or bids from, and negotiate with any Person other than Purchaser with respect to any Alternative Transaction (as defined below) until the entry of the Bidding Procedures Order.  From the date on which the Bankruptcy Court enters the Bidding  Procedures Order until the entry of the Sale Order, Seller and its Affiliates and representatives shall be permitted to market and solicit inquiries, proposals, offers or bids from, and negotiate with, any Person other than Purchaser regarding any (i) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller and its Affiliates, (ii) purchase or acquisition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise 35% or more of the assets of the Business or (iii) any combination of the foregoing (an “Alternative Transaction”), and may take any other affirmative action in connection therewith

(including, but not limited to) (A) entering into any definitive agreement or letter-of-intent with respect thereto, (B) issuing press releases, placing advertisements or making other releases or disclosures in connection therewith), or (C) seeking approval of the Bankruptcy Court for any Alternative Transaction, and nothing in this Agreement will, or is intended to, in any way be deemed to restrict such actions or efforts).  Neither Seller nor any of its respective Affiliates or representatives shall have any liability to Purchaser or any of its Affiliates or representatives, either under or relating to this Agreement or any Law, by virtue of entering into or seeking Bankruptcy Court approval of such a definitive agreement for an Alternative Transaction; provided, that Purchaser is paid any Break-up Fee or Expense Reimbursement that may be required to be paid pursuant to Sections 5.14(d) and (e) at the time provided for in this Agreement.

                                                (b)           As soon as practicable (but in no event later than five (5) Business Days) after the Execution Date, Seller must file with the Bankruptcy Court an application or motion seeking approval of the Bidding Procedures Order that provides for the conduct of the Sale in accordance with the bidding procedures that will contain such provisions described more fully on Exhibit 5.14(b) and shall be in a form and substance agreed upon by Purchaser and Seller (the “Bidding Procedures”).  Seller will seek Bankruptcy Court approval for the Bidding Procedures Order as a matter preliminary to the Bankruptcy Court’s subsequent approval of this Agreement and the transactions contemplated herein by entry of the Sale Order.  If this Agreement represents the highest and best bid for the Purchased Assets as determined in accordance with the procedures set forth in the Bidding Procedures Order, Seller shall present the Sale Order at the hearing to approve a sale of the Purchased Assets.

                                                (c)           Following entry of the Sale Order by the Bankruptcy Court, Seller shall not seek, solicit, encourage or negotiate any offer to purchase or acquire all or any portion of the Purchased Assets, whether pursuant to a potential sale, plan or otherwise.

                                                (d)           Solely to the extent provided in Section 8.02, at any time following the Bankruptcy Court’s entry of the Bidding Procedures Order, if Seller consummates an Alternative Transaction with a purchaser other than the Purchaser, whether pursuant to a sale, plan of reorganization or otherwise, the Seller shall pay to Purchaser concurrently with the closing of such transaction, a break-up fee in the amount equal to three percent (3%) of the Base Purchase Price (the “Break-Up Fee”) from the cash proceeds realized at the closing of the Alternative Transaction.  Any Break-Up Fee payable to the Purchaser pursuant to this Section 5.14(d) shall be paid as an administrative expense claim of the Seller under Section 507(a)(2) of the Bankruptcy Code against Seller’s Bankruptcy Estate as granted in the Bidding  Procedures Order as entered by the Bankruptcy Court.

                                                (e)           If Purchaser terminates this Agreement pursuant to Section 8.01(c) or Section 8.01(e)(i), Purchaser shall be entitled to the reimbursement of its actual, reasonable fees and expenses (the “Expenses”) in the maximum amount of Four Hundred Thousand Dollars ($400,000) (the “Expense Reimbursement”).  This Expense Reimbursement is to reimburse the Purchaser for fees and expenses incurred in connection with the preparation, execution and performance of the transaction contemplated by this Agreement, including, without limitation, filing and notification fees, and fees and expenses of Purchaser and its representatives in reaching this Agreement, complying with its terms and otherwise effectuating the transaction.  In furtherance of receipt of the Expense Reimbursement, Purchaser must prepare a summary of Expenses incurred and for which it seeks payment.  Purchaser will use its commercial best efforts to provide such summary within five (5) Business Days after Purchaser becomes eligible to receive the Expense Reimbursement and, upon Seller’s request, provide such documentation as is reasonably requested, for those Expenses for which it is seeks reimbursement.  Any dispute regarding the reasonableness of an expense for which the Purchaser seeks reimbursement under this Section shall be determined by the Bankruptcy Court.  The Expense Reimbursement, to the extent earned under this Agreement, shall be allowed as an administrative expense claim under Section 507(a)(2) of the Bankruptcy Code against Seller’s Bankruptcy Estate as granted in the Bidding  Procedures Order as entered by the Bankruptcy Court.

SECTION 5.15             Non-Assignment of Certain Contracts and Permits.  Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Acquired Contract or any Permit, if, notwithstanding the provisions of sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without the consent of any other Person party thereto, would constitute a breach thereof or in any way negatively affect the rights of either of the Seller or Purchaser (unless the restrictions on assignment would be rendered ineffective pursuant to sections 9-406 through 9-409, inclusive, of the Uniform Commercial Code, as amended), as the assignee of such Acquired Contract or Permit, as the case may be, thereunder.  If, notwithstanding the provisions of sections 363 and 365 of the Bankruptcy Code, such consent or approval is required but not obtained, Seller shall cooperate with Purchaser without the payment by Seller of further consideration, in any commercially reasonable arrangement designed to provide Purchaser with the benefits of or under any such Acquired Contract or Permit, including, without limitation, enforcement for the benefit of Purchaser of any and all rights of Seller against any Person party to the Acquired Contract or Permit arising out of the breach or cancellation thereof by such Person; provided, however, that after Closing, Purchaser shall be responsible for all payment and other obligations under, and for all costs of enforcing rights under, such Acquired Contract or Permit.  Any assignment to Purchaser of any Acquired Contract or Permit that shall, notwithstanding the provisions of sections 363 and 365 of the Bankruptcy Code, require the consent or approval of any Person for such assignment as aforesaid shall be made subject to such consent or approval being obtained.

SECTION 5.16             Receivables.  From time to time after the Closing, to the extent Seller receives proceeds of Receivables, Seller shall remit promptly to Purchaser any such proceeds no less frequently than on a weekly basis, by wire transfer of immediately available funds to such account or accounts as are specified in writing by Purchaser.  Notwithstanding the foregoing, Seller shall have no liability with respect to pursuing the collection of, or the collectibility of, the Receivables, but agrees to use reasonable commercial efforts to assist Purchaser in pursuing the collection of the Receivables.

SECTION 5.17             Non-Compete; Non-Disparagement.

(a)           In consideration of the payment of the Purchase Price by Purchaser and the transactions contemplated by this Agreement, Seller covenants and agrees that for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, Parent and its Affiliates shall not, directly or indirectly, manufacture any specialty plastic films currently manufactured by or being developed by the Business.  The foregoing shall not be construed to prohibit Seller from manufacturing specialty plastic films not currently manufactured by the Business, nor shall it prohibit or restrict Seller or its Affiliates from (a) owning less than five (5%) percent of any class of securities listed on a national exchange or registered under the Securities Exchange Act of 1934 of a Person that is engaged in business or operations that compete with the Business, or (b) conducting or operating any and all of Parent’s Business, other than the activities conducted by the Business.

(b)           Parent and its Affiliates shall not disparage Purchaser or its Affiliates, any of their respective products or practices, or any their respective directors, officers, agents, or representatives, either orally or in writing.

Article VI

employee matters

Section 6.01     Offer of Employment.

(a)           Exhibit 6.01 contains the name, position, wage rate or salary, tenure, vacation and primary job location of all Active Business Employees of the Seller.

(b)           Prior to the Closing Date, Seller shall permit and allow reasonable access by Purchaser to discuss and make offers of post-Closing employment with the Current Employees.  As of the Closing, the Purchaser shall offer employment, on substantially the same terms and conditions as in effect prior to the Closing, to all of the Active Business Employees (excluding any such individual whose employment with the Seller shall have terminated prior to Closing).  As used herein, “Transferred Employee” means each employee who accepts such offer.  Purchaser agrees that it will continue to offer employment to the Transferred Employees as shall be necessary to avoid any potential liability by Seller with respect to the Business for a violation of the WARN Act attendant to a failure to notice such employees of a so-called “mass layoff” or “plant closing” as defined in the WARN Act.  For the purposes of determining Purchaser’s compliance with the foregoing provision, Seller’s’ Employees terminated, if any, by Seller during the sixty (60) day period prior to the Closing Date (and with respect to which Seller has provided Purchaser with written notice as of the Closing) and Purchaser’s termination, if any, of any Transferred Employees within ninety (90) days subsequent to the Closing, shall be taken into consideration and Purchaser’s obligations hereunder shall extend to any WARN Act violations resulting from the aggregation of such terminations.  Nothing contained herein shall be deemed either to affect or to limit in any way the management prerogatives of Purchaser with respect to

Transferred Employees, or to create or to grant to such employees any third-party beneficiary rights or claims or causes of action of any kind or nature.

Section 6.02     Employee Benefits.  As of the Closing, each Transferred Employee shall cease to be covered under the Plans.  As of the Closing Date, the Transferred Employees shall be covered by the employee benefit plans of the Purchaser to the extent comparable employees of Purchaser are so covered.  Each Transferred Employee shall receive credit for his or her pre-Closing service with the Seller and its Affiliates and predecessors under the Purchaser’s employee benefit plans for purposes of eligibility, benefit plan entry date, vesting and benefit accrual, and there shall not be any waiting periods or, for purposes of any group health plan, any limitations based upon pre-existing conditions; provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof.  To the extent taken into account in the Net Working Capital calculation, Purchaser shall assume responsibility for the vacation time due to the Transferred Employees as of the Closing Date.

Section 6.03     Health Insurance Coverage.

(a)           The Purchaser and Seller each acknowledge that in connection with the transaction contemplated under this Agreement, the Seller shall cease to maintain any group health plan effective as of the Closing Date (or as soon as administratively feasible thereafter).  Accordingly, the Purchaser and Seller each agree that the Purchaser shall be solely responsible for notifying and providing continuation coverage under COBRA, to the following: (i) those  individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (“M&A Qualified Beneficiaries”), whether the qualifying event resulting in such coverage occurred before, on or after the Closing Date, and (ii) those individuals set forth on Section 6.03(a) of the Disclosure Schedule (who are other former employees of the Seller (or their spouses or dependents and who are not otherwise M&A Qualified Beneficiaries) (the “Transition Services Employees”).

(b)           The Seller shall provide to the Purchaser records (“COBRA Records”) of each of Seller’s former employees and retirees (and their dependents) who were previously employed in connection with the Business and who were receiving COBRA continuation coverage from Seller as of the Closing Date.  Such COBRA Records shall include (i) the name and address of the former employee or retiree, (ii) the specific qualifying event (listed under Code section 4980B(f)(3)) that entitled the former employee or retiree and his or her dependents to elect COBRA continuation coverage, (iii) the date on which COBRA continuation coverage was elected, (iv) the type of health plan coverage elected; and (v) the name of the former employee or retiree’s dependents who elected COBRA continuation coverage.

(c)           The Purchaser shall make available to the Seller’s Transition Services Employees coverage under Purchaser’s group health medical program and, at the Seller’s election, coverage under the Purchaser’s dental, life insurance and short-term disability programs (“Transition Service Employee Coverage”).  Transition Service

Employee Coverage shall be offered at the COBRA premium rates (as to the programs that are group health plans) or the premium cost (for all other programs), plus the applicable annual “HRA” (medical savings account) contribution.  The Purchaser shall bill such costs to the Seller monthly, on a prospective basis, pursuant to the Transition Services Agreement which costs the Seller shall pay in full to the Purchaser within 30 days of the monthly billing issue date.  The Seller shall timely provide the Purchaser with such information as the Purchaser may reasonably request to administer and audit the Transition Service Employee Coverage.  In the event that Seller does not timely remit all of any monthly billed costs or provide any requested administration information, the Purchaser shall, upon prior written notice to the Transition Services Employees and the Seller, have the right to unilaterally, and in its sole and absolute discretion, terminate its obligations under this Section 6.03(c) to make available Transition Service Employee Coverage.

(d)           The Purchaser shall make COBRA continuation coverage available to each Transition Service Employee (and that individual’s spouse and dependents who are qualified beneficiaries) upon the post-Closing occurrence of a qualifying event for COBRA purposes.  Such COBRA continuation coverage shall be at the former Transition Service Employee’s, or other qualified beneficiary’s, expense, and the COBRA premiums will be billed by the Purchaser (or its third-party COBRA administrator) to that individual.  The Seller shall timely provide the Purchaser with the necessary liaison (including, but not limited to, COBRA Records information) necessary for the Purchaser’s administration of the provisions of this Section 6.03(d).

Section 6.04     Non-Solicitation.  For a period of two years after the Closing Date, Seller and its Affiliates shall not, directly or indirectly, hire, retain or attempt to hire or retain any Transferred Employee, unless Purchaser terminates such Transferred Employee, or in any way interfere with the relationship between Purchaser and any of the Transferred Employees.  Notwithstanding the foregoing, Seller and its Affiliates may engage in a generalized search for employees through media advertisements, employment firms and other similar means and may hire any Person who responds to such searches.

Section 6.05     Assumption of Separation Obligations.

(a)           If an Active Business Employee does not accept the Purchaser’s offer of employment made under Section 6.01(b), then, to the extent any severance pay, salary continuation or similar arrangement (“Severance Benefit”) is otherwise payable to that individual under any Plan, such Severance Benefit shall be the obligation of Seller and not the Purchaser.

(b)           the Closing Date, the Purchaser shall cover each Transferred Employee under a Severance Benefit in accordance with the requirements of Section 6.02.  If the Purchaser severs the employment of a Transferred Employee within six (6) months after the Closing Date, the Purchaser shall pay the Transferred Employee a Severance Benefit equal to the greater of (i) the Severance Benefit that was payable to the Transferred Employee under the applicable Plan as of the Closing Date or (ii) the Severance Benefit that is otherwise payable to the Transferred Employee under the applicable employee benefit plan or other Purchaser policy providing for a

Severance Benefit to that Transferred Employee.  If the Purchaser severs the employment of a Transferred Employee after six (6) months after the Closing Date, the Purchaser shall pay the Transferred Employee only such Severance Benefit that is payable under the applicable employee benefit plan or other Purchaser policy providing for a Severance Benefit to that Transferred Employee at that time.

(c)           Except as provided in Section 6.05(b), the Purchaser does not assume any liability or other obligation to pay any Severance Benefit to any other individual who is a current or former employee of or service provider to the Seller, including without limitation, any current or former employee of Seller that is deemed to be “severed” or “terminated” as a result of the transaction contemplated by this Agreement as of the Closing.

Article VII

CONDITIONS TO CLOSING

Section 7.01     Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing and (B) that are qualified as to “materiality” shall be true and correct as of the Closing, as though made on and as of the Closing, except, in each case, to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as though made on such other date; and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects;

(b)           Governmental Approvals.  Any waiting period (and any extension thereof) under the HSR Act and the antitrust legislation of any other relevant jurisdiction applicable to the purchase of the Purchased Assets or Business contemplated by this Agreement shall have expired or shall have been terminated;

(c)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of  transactions contemplated hereby or thereby;

(d)           Additional Agreements.  The Purchaser shall have delivered a fully executed Deposit Escrow Agreement, substantially in the form of such agreement attached hereto as an exhibit, executed by the Purchaser and escrow agent as applicable; and

(e)           Bankruptcy Orders.  The Bankruptcy Court shall have entered the Bidding Procedures Order and the Sale Order, each in form and content satisfactory to Seller and which shall be final and non-appealable.

Section 7.02     Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Seller contained in this Agreement (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing, as though made on and as of the Closing, except, in each case, to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as though made on such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects;

(b)           Governmental Approvals.  Any waiting period (and any extension thereof) under the HSR Act and the antitrust legislation of any other relevant jurisdiction applicable to the purchase of the Purchased Assets or Business contemplated by this Agreement shall have expired or shall have been terminated;

(c)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of transactions contemplated hereby or thereby;

(d)           Third Party Consents.  The Purchaser and the Seller shall have received the third party consents set forth in Section 7.02(d) of the Disclosure Schedule to the extent permitted under the Bankruptcy Code and approved by the Bankruptcy Court.

(e)           Title Insurance.  The Title Company shall have issued (or advised Purchaser in writing that it will issue), upon Purchaser’s payment of the cost therefor and all fees and expenses of the Title Company and upon Seller’s delivery of all customary documents, certificates and instruments required by the Title Company (including a reasonable affidavit of no change to allow for the deletion of the standard survey exception), an ALTA (2006 Form) owner’s policy of title insurance or a signed marked up binder in respect thereof, dated the Closing Date for each of the Owned Real Property identified on Section 2.01(a)(i)(A) or the Disclosure Schedule as requiring title insurance, insuring in Purchaser or its designee fee simple absolute ownership of each such owned Real Property or leasehold interest in each such leased Real Property, subject only to Permitted Encumbrances (specifically deleting the standard exceptions, other than the standard survey exception, provided the survey exception may be deleted in connection with the above affidavit of no change) and including such endorsements as are available in the particular states in which the properties are located and as Purchaser may reasonably require, and in each case in an amount not less than the portion of the Purchase Price and Assumed Liabilities allocated to the property being insured thereunder;

(f)            Additional Agreements.  The Seller shall have delivered the Transition Services Agreement and Working Capital Adjustment Escrow Agreement and other agreements contemplated by Section 2.05, substantially in the forms attached hereto as exhibits, executed by the Seller and the escrow agent, as applicable;

(g)           Bankruptcy Orders.  The Bankruptcy Court shall have entered the Bidding Procedures Order and the Sale Order, each in form and content acceptable to Purchaser and which shall be final and non-appealable; provided, however, that from and after the entry of the Sale Order, Seller may, at its option, effect the Closing of the transaction herein with Purchaser upon satisfaction of all other conditions to Closing other than finality of the Sale Order;

(h)           Material Adverse Effect.  No Material Adverse Effect shall have occurred since May 31, 2008.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01     Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by either the Seller or the Purchaser if the Closing shall not have occurred by November 3, 2008; provided, however, that the right to terminate this Agreement under this Section 8.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the primary cause of, or shall have primarily resulted in, the failure of the Closing to occur on or prior to such date;

(b)           by either the Purchaser or the Seller in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;

(c)           by the Purchaser, pursuant to Section 5.06;

(d)           by the Seller if (i) the Purchaser shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, which breach cannot be or has not been cured by the earlier of (A) October 30, 2008 and (B) within ten (10) Business Days after the giving of written notice by the Seller to the Purchaser specifying such breach, or (ii) the Purchaser fails to close upon satisfaction of all conditions to its obligation to close have been met, which failure has not been cured by the earlier of (A) October 30, 2008 and (B) within ten (10) Business Days after the giving of written notice by the Seller to the Purchaser specifying such failure;

(e)           by the Purchaser if (i) the Seller shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, which breach cannot be or has not been cured by the earlier of (A) October 30, 2008 and (B) within ten (10) Business Days after the giving of written notice by the Purchaser to the Seller specifying such breach, or (ii) the Seller fails to close upon satisfaction of all conditions to its obligation to close have been met, which failure has not been cured by the earlier of (A) October 30, 2008 and (B) within ten (10) Business Days after the giving of written notice by the Purchaser to the Seller specifying such failure;

(f)            by either Seller or Purchaser if the Bankruptcy Court denies the motion for entry of the Bidding Procedures Order or fails to enter the Bidding Procedures Order (in form reasonably satisfactory to the parties;

(g)           and shall be terminated if  Seller consummates an Alternative Transaction or Seller files a plan of reorganization which shall be funded by an Alternative Transaction;

(h)           by Purchaser or Seller if a motion to dismiss the Chapter 11 Case or a motion to convert the Chapter 11 Case to a Case under Chapter 7 of the Bankruptcy Code or the appointment of a trustee, receiver, liquidator or other similar Person for the purpose of liquidating any of the Purchased Assets other than pursuant to this Agreement has been granted in the Chapter 11 Case;

(i)            by Purchaser or Seller if Seller files any plan of reorganization or liquidation that does not permit for the separate sale of the Business and Purchased Assets as a going concern;

(j)            by Seller, if Purchaser fails to deposit the Deposit with the escrow agent in accordance with Section 2.03(a); or

(k)           by the mutual written consent of the Seller and the Purchaser.

Section 8.02     Effect of Termination.  As of the date of termination of this Agreement if terminated in accordance with Section 8.01, or as of such date that Purchaser is no longer required to be a “back-up bidder” (as defined in the Bidding Procedures Order) under the Bidding Procedures Order, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except:

(a)           As set forth in Section 5.03 and Article X;

(b)           Purchaser shall forfeit or otherwise pay to Seller the Deposit Escrow Funds (regardless of whether such funds are on deposit with the escrow agent under the Deposit Escrow Agreement or have been returned to Purchaser in accordance with Section 2.03(a)), as Seller’s sole and exclusive remedy, upon a termination of this Agreement under Section 8.01(d) hereof;

(c)           Purchaser shall pay to Seller, as Seller’s sole and exclusive remedy, the amount of the Deposit Escrow Funds (regardless of whether such funds are on deposit with the escrow agent under the Deposit Escrow Agreement or have been returned to Purchaser in accordance with Section 2.03(a)), upon a termination of this Agreement under Section 8.01(j) hereof;

(d)           Seller shall pay to Purchaser, as Purchaser’s sole and exclusive remedy, the Break-Up Fee if at any time, Seller consummates an Alternative Transaction or files a plan of reorganization concurrently or subsequent to (i) a termination of this Agreement under Section 8.01(e)(ii) or 8.01(g), or (ii) such date that Purchaser is no longer required to be a back-up bidder (as defined in the Bidding Procedures Order) under the Bidding Procedures Order, provided, that in the case of (ii) Purchaser has not otherwise terminated this Agreement under Section 8.01(c) or (e)(i) (which, for purposes of clarity, would entitle Purchaser to the remedies specified in Section 8.02(e) and not this Section 8.02(d)) (in the case of (i) or (ii), with such amount to be immediately paid to Purchaser out of the cash proceeds from, and as of, the closing of such transaction);

(e)           Seller shall pay to the Purchaser, as Purchaser’s sole and exclusive remedy, the Expense Reimbursement, if the Agreement is terminated by the Purchaser in accordance with Sections 8.01(c) or (e)(i); provided, however, that if this Agreement is terminated by the Purchaser pursuant to Sections 8.01(c) or (e)(i), and within 90 days of the date of such termination, the Seller enters into an Alternative Transaction (including for the purpose of funding a plan of reorganization) or other agreement with respect to the sale of the Purchased Assets (a “Subsequent Transaction”), to a party other than the Purchaser which Subsequent Transaction provides for aggregate economic and financial consideration (taking into account, without limitation, purchased assets, excluded assets, assumed liabilities, retained liabilities, working capital requirements and any other financial or economic terms) equal to or greater than the aggregate economic consideration provided in this Agreement, Seller shall pay to Purchaser, as Purchaser’s sole and exclusive remedy, solely upon consummation of such Subsequent Transaction, an amount equal to the difference between (i) the positive difference between the aggregate economic and financial consideration of the Subsequent Transaction and the transaction contemplated by this Agreement, up to the Break-up Fee and (ii) the amount of the Expense Reimbursement previously paid to the Purchaser (with such amount to be immediately paid to Purchaser out of the cash proceeds from, and as of, the closing of such transaction);

(f)            Neither the Break-Up Fee nor the Expense Reimbursement shall be paid to the Purchaser if this Agreement is terminated pursuant to Sections 8.01 (a), (b), (d),

(f), (h), (i), (j), or (k) hereof; and notwithstanding anything in this Agreement to the contrary, in no event shall the Purchaser be entitled to receive both the Break-Up Fee and the Expense Reimbursement; and

(g)           Actions or Claims related to or arising out of fraud or willful misconduct.

Article IX

SURVIVAL

Section 9.01     Survival of Representations and Warranties.  The representations and warranties made in this Agreement and in any certificate pursuant to this Agreement shall be extinguished immediately following the Closing.

Article X

GENERAL PROVISIONS

Section 10.01  Expenses.  Except as otherwise specified in this Agreement or the Bid Procedures Order, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to the Seller:

Atlantis Plastics, Inc.
1870 The Exchange, Suite 200
Atlanta, GA 30339
Telecopy: 770-988-1643
Telephone: 770-953-4567
Attention: Paul Saari, CFO

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP
3290 Northside Parkway, Suite 400
Atlanta , GA 30327
Telecopy: (678) 553-2681

Telephone: (678) 553-2680
Attention: David Kurzweil, Esq.

(b)	if to the Purchaser:

AEP Industries Inc.
125 Phillips Avenue
South Hackensack, NJ 07606
Telecopy: (201) 807-2567
Telephone: (201) 807-2330
Attention: Paul M. Feeney, Executive Vice President,
Finance and CFO

with a copy to (which shall not constitute notice):

Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, MI 48226
Telecopy: (313) 465-7317
Telephone: (313) 465-7316
Attention: Michael Ben, Esq.

Section 10.03  Public Announcements.  Neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party, not to be unreasonably withheld, unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

Section 10.04  Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, prior to any valid termination of this Agreement as provided in Section 8.01 and as except as set forth in this Agreement, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court in Georgia having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.05  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.06  Entire Agreement.  This Agreement (including the Disclosure Schedules, and the exhibits and other instruments referenced herein), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

Section 10.07  Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser), as the case may be.  Notwithstanding the foregoing, Purchaser may, without the consent of Seller, assign this Agreement and the rights and obligations under it to (a) to its lenders for collateral security purposes or (b) to one or more of its subsidiaries; provided, however, Purchaser shall remain liable in full for the performance of its obligations hereunder.

Section 10.08  Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser and, to the extent necessary, approved by the Bankruptcy Court or (b) by a waiver in accordance with Section 10.09.

Section 10.09  Waiver.  Either party to this Agreement may: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto; or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 10.10  No Third Party Beneficiaries.  Except as set forth in Article IX, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 10.11  Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 10.12  Governing Law.  This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Georgia (without giving effect to the principles of conflicts of laws thereof), except to the extent that the laws of such State are superseded by the Bankruptcy Code or other applicable federal law.  For so long as Seller is subject to the jurisdiction of the Bankruptcy Court, the parties irrevocably elect, as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court.  During such time that Seller is not subject to the jurisdiction of the Bankruptcy Court, the parties irrevocably elect, as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, the jurisdiction of the United States District Court for the Northern District of Georgia.  The parties hereto further: (a) submit to the exclusive jurisdiction of such non-Bankruptcy courts referenced above and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

Section 10.13  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

Section 10.14  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

ATLANTIS PLASTICS, INC.

By:	/s/ V.M. PHILBROOK
Name:	V.M. Philbrook
Title:	President and Chief Operating Officer

ATLANTIS PLASTICS FILMS, INC.

By:	/s/ V.M. PHILBROOK
Name:	V.M. Philbrook
Title:	President and Chief Operating Officer

LINEAR FILMS, INC.

By:	/s/ V.M. PHILBROOK
Name:	V.M. Philbrook
Title:	President and Chief Operating Officer

PURCHASER:

AEP INDUSTRIES INC.

By:	/s/ PAUL M. FEENEY
Name:	Paul M. Feeney
Title:	Executive Vice President, Finance
and Chief Financial Officer